Exhibit 99.1

Set forth in this Exhibit 99.1 is certain information concerning the business of Hughes Network Systems, LLC. and its subsidiaries. All of the information contained in this Exhibit 99.1 is incorporated by reference into Item 2.01 of the accompanying Current Report on Form 8-K as if fully set forth therein.

For the purposes of this Exhibit 99.1, unless the context otherwise requires or as is otherwise indicated, the words "HNS," "Hughes Network Systems," refer to Hughes Network Systems, LLC and its subsidiaries on a consolidated basis with respect to all periods commencing on the date of consummation of the Acquisition (as defined below) and for all subsequent periods, and, to Hughes Network Systems, Inc. and its subsidiaries on a consolidated basis with respect to all periods preceding the Acquisition. "We," "us," and "our" and words of similar import refer to the Company, SkyTerra Communications, Inc.


                                The Acquisition

         On April 22, 2005 (the "Closing Date"), we completed our acquisition (the "Acquisition") of 50% of the equity interests of HNS from Hughes Network Systems, Inc. ("HNSI"), a wholly owned subsidiary of The DIRECTV Group, Inc. ("DIRECTV") for $50.0 million in cash and 300,000 shares of our common stock, par value $0.01 per share (the "Common Stock"). The Acquisition occurred pursuant to the Contribution and Membership Interest Purchase Agreement (the "Contribution Agreement") among us, DIRECTV, HNSI and HNS, dated December 3, 2004, as amended.

Immediately prior to the Acquisition, HNSI contributed substantially all of the assets and certain liabilities of its very small aperture terminal, mobile satellite and carrier businesses, as well as the certain portions of its SPACEWAY Ka-band satellite communications platform that is under development to HNS, which at the time was a wholly-owned subsidiary of HNSI. Concurrently, HNS incurred $325.0 million of term indebtedness and obtained a $50.0 million revolving credit facility (the "Financing"), and in consideration for the contribution of assets by HNSI, HNS paid HNSI $190.7 million of cash, which represents the stated purchase price of $201.0 million less an estimated purchase price adjustment of $10.3 million. On the Closing Date, following the Financing, we purchased 50% of HNS from HNSI as described above. In addition, both we and HNSI pledged our equity interests in HNS in connection with the Financing. The Financing is otherwise non-recourse against us (or HNSI). As used herein, the Acquisition refers to our purchase of 50% of the equity interests of HNSI and other related transactions. The term "Transactions," means, collectively, the Acquisition and the Financing in connection with the Acquisition.

                     Market and industry data and forecasts

This Exhibit 99.1 includes estimates of market share and industry data and forecasts that we obtained from industry publications and surveys and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, including Broadband Satellite Markets - A Worldwide Analysis of Industry Trends and Market Forecasts from 2004 to 2009 (4th Edition) by Northern Sky Research and The VSAT Report 2003 by Comsys, nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk factors."

                                    Overview

HNS is the world's leading provider of broadband satellite networks and services to the VSAT enterprise market and the largest satellite Internet access provider to the North American consumer market. HNS offers highly customized products and services that help its customers meet their unique needs for data, voice and video communications, typically across geographically-dispersed locations. HNS invented VSATs in 1983 and has been a leader in commercializing satellite communications since then, achieving extensive depth and experience in the operation of satellite-based data, voice and video networks. A VSAT system uses satellite data communications technology to provide broadband connectivity to one or more fixed locations on the ground. HNS provides or enables a variety of satellite based broadband services, such as Intranet and Internet access, voice services, connectivity to suppliers, franchisees and customers, credit authorization, inventory management, content delivery and video distribution to large enterprise and Small and Medium Enterprise, or SME, customers. HNS is a leading provider to these end markets and serves more than 200 large enterprises, many of which are Fortune 1000 companies, and HNS had a leading 58% market share, as measured by terminals shipped in 2003. Over the past 15 years HNS has shipped more than 750,000 satellite terminals to customers in over 100 countries, either directly or through its subsidiaries and international joint ventures. HNS is the largest satellite broadband Internet access provider to consumers in North America with a 94% market share in 2003 based on terminals shipped and had approximately 195,000 subscribers as of March 15, 2005.

HNS' leading network solutions best support enterprise networks that consist of geographically dispersed sites communicating with a single central data center or access point with a need for highly secure and reliable service availability across one or more regions. In addition, due to the shared nature of HNS' satellite communications resource, its networks provide very attractive economics for multi-site applications that have varying levels of traffic requirements at any one site. To date, HNS has shipped globally approximately 430,000 terminals to the enterprise market, used in networks of up to 16,000 sites. HNS maintains its market leadership positions by offering large enterprises a customizable and complete turnkey solution, including program management, installation, training and support services. HNS also targets the expanding SME and Small Office/Home Office, or SOHO, markets, which are believed to be growth areas for it, by packaging access, network and hosted services normally reserved for large enterprises into a comprehensive solution. HNS' extensive experience in product development and service delivery yields quality and reliability for its enterprise customers, which include leaders in the automotive, energy, financial, hospitality, retail and services industries. HNS' large enterprise VSAT customers typically enter into long-term contracts with it with an average length of three to five years and it has experienced renewal rates of approximately 85% over the last 3 years. HNS has maintained ongoing contractual relationships with some of its customers for over 15 years.

It is believed that HNS' long heritage of operating networks has created one of the industry's most reliable services, with average network operating center, or NOC, availabilities in excess of 99.96% in 2004, and a legacy of innovation that has made the Hughes Network Systems or HNS brand one of the most respected in its industry. It is believed that HNS' VSAT systems offer a distinct advantage for its target customers compared with terrestrial-based alternatives by offering a combination of homogenous coverage to geographically dispersed sites, high reliability and security levels, rapid and cost-efficient deployment, attractive economics for enterprise multicast and broadcast applications and the ability to completely bypass local and inter-exchange carriers. These system features allow HNS to control the overall performance and grade of service, regardless of the geographic location of its customers. Moreover, HNS' VSAT systems provide a global service footprint that currently have the potential to reach approximately 85% of the world's population with a solution based on its platform, through satellite transponder capacity leased by its own service companies or by independent service providers.

HNS has a long history of product development and technological leadership, which has allowed it to both reduce the cost of its hardware and increase the functionality and throughput of its systems. We expect HNS to continue this tradition with the release of its DW7000 terminal, scheduled for mid-2005, which is expected to increase its customers' in-route data speeds by as much as 600% and expand service functionality while lowering their hardware costs.

HNS plans to launch its next-generation SPACEWAY satellite in late-2006 over North America and introduce service on SPACEWAY's network in 2007. With SPACEWAY, HNS will be able to offer communication rates that meet or exceed those currently available on DSL, cable or T-1 lines. HNS intends to leverage SPACEWAY's increased communication rates and enhanced functionality to grow its market share in the rapidly expanding North American SME and SOHO markets, which have historically been serviced by terrestrial alternatives, to further increase its consumer subscriber base. The SPACEWAY satellite will also allow HNS to reduce its transponder leasing needs, thereby reducing costs as new and renewing customers migrate onto its SPACEWAY satellite.

                                    Business

Industry Overview and Trends

The emergence of VSATs in the 1980s marked the beginning of a new era in satellite communication. The use of smaller antennas (less than 2 meters in diameter) meant that the benefits of satellite-based communications could be made commercially viable in a wide range of applications, whereas previous uses were generally limited to government and large commercial installations. A VSAT network operates by connecting multiple, geographically-dispersed communication sites through a satellite to a single aggregation point (the network hub) and from there to the customer's data center. VSAT operators typically lease transponder capacity from third-party fixed satellite service, or FSS, providers. The VSAT network can operate as a complete overlay to terrestrial networks, and can therefore provide a single source solution for a particular customer's communication requirements. Other benefits include a highly secure and reliable network and service availability across single or multiple regions. In addition, due to the shared nature of the satellite communications resource, VSATs provide attractive economics for multi-site applications that have varying levels of traffic requirements at any one site. VSAT networks can support a full spectrum of capabilities and customer applications including e-mail, VPN, multicast and broadcast video/voice, Internet access, VoIP, distance learning, content distribution and financial transactions.

VSAT networks allow every site in a network to have access to consistent service levels, sometimes with a guaranteed minimum level of quality, compared with terrestrial networks in which service levels across areas differ both within a single network and across different networks. In addition, VSAT networks have multiple layers of redundancy, including multiple NOCs and arrangements to shift loads to backup satellites or transponders in the event of a particular satellite and/or transponder's failure. Another advantage of VSAT satellite solutions is their rapid deployment compared to terrestrial services due to the wireless nature of the solution. The VSAT solution provides users with the ability to multicast and broadcast under the same economic model that has enabled the rapid growth in direct-to-home satellite television. As a result, tasks such as the distribution of training videos are achieved efficiently and economically via a VSAT satellite solution.

Since its inception, the VSAT industry has experienced relatively steady growth in terms of terminals, applications and services in the North American markets due to a number of factors. First, the regulatory climate with respect to the telecommunications industry became increasingly favorable by allowing blanket Ku-band licenses for large numbers of technically-identical terminals (whereas individual site licenses were previously required) as well as private ownership of the telecommunications infrastructure. Second, there has been a general decline in the cost of VSAT terminals which has broadened the potential customer base. Third, the technology was quickly adopted by "anchor" customers such as Wal-Mart and Chrysler, followed by wide-scale adoption in the automobile, retail and oil and gas industries.

Enterprise market. The enterprise market includes Fortune 1000 companies in North America and governments and large multinational corporations globally. Over the past few years, VSAT providers have been successful in reaching customers across numerous industries, especially in terms of the increasing need of SMEs and SOHOs to have access to broadband Internet products, as well as a general decline in prices that have made VSAT networks more affordable. Traditionally, these networks focused on low data-rate services such as inventory control and point-of-sale transactions. More recently, however, Intranet and Internet applications have driven these customers to higher-speed broadband services. Historically, enterprise demand for VSATs stemmed mainly from large enterprises in the North American and European markets. In recent years, the demand for enterprise VSATs in the developing world has grown steadily as a result of the trend towards national deregulation as well as the proliferation of multinational companies investing overseas.

The enterprise market also includes SME and SOHO end users. The SME market represents companies that employ up to 249 people. This market encompasses entities such as retail businesses, professional services firms, smaller telecommunication providers and independent software vendors. Typical SME applications include enterprise class private networks, VPNs, Internet access and data/broadcast services that are offered over a number of distinct locations.

The SOHO market typically represents small offices with up to 10 employees. The SOHO market is comprised of a variety of professional firms, such as graphic artists, writers, consultants, accountants, lawyers, doctors and dentists, and individuals who maintain home offices for part time or personal use. The SOHO market typically is characterized by sales where the end-user is a single or few sites and is usually seeking broadband Internet connectivity services. VSAT providers see these markets as significant growth areas because of the suitability of their products and services for companies with multiple outlets and networks spanning large geographically dispersed areas.

According to Northern Sky, VSAT sites are expected to grow at a compound annual growth rate of 15.2% over the next five years. This growth will be fueled by continuing IP and broadband data rate adoptions, leading to an expansion of existing addressable markets, particularly in the SME market. The typical SME customer can be characterized as generating lower service fees than a typical large enterprise customer. As the composition of the VSAT customer base shifts to consist of more SME customers and equipment prices decline to remain competitive with terrestrial alternatives, it is believed that this will result in slower growth rates in service fees relative to global site growth rates.

Consumer market. The consumer market in North America consists of single residential users. At present, satellite broadband for consumers represents a relatively small portion of the overall broadband market, especially when compared to terrestrial alternatives such as DSL and cable modem. However, it is estimated that there were approximately 12 million households in North America with no DSL or cable coverage at the end of 2004, and with the advent of even lower cost and higher capability equipment, satellite-based broadband is expected to significantly expand its consumer subscriber base.

Alternative technologies

VSATs compete with a number of technologies, including frame relay, xDSL, cable modems and WiMAX, each of which is described briefly below.

Frame relay: Frame relay is a packet-switching protocol for connecting devices on a Wide Area Network, or WAN. Frame relay networks in the United States support data rates ranging from 56/64 Kbps to T-1 (1.5 Mbps) for the branch/remote locations and T-1 to T-3 (45 Mbps) speeds for the data center connection. In Europe, frame relay speeds vary from 64 Kbps to 2 Mbps.

xDSL: xDSL refers collectively to all types of DSL, the two main categories being ADSL and SDSL. ADSL, or Asymmetric Digital Subscriber Line, is a technology that allows more data to be sent over existing copper telephone lines. ADSL supports data rates of from 1.5 to 9 Mbps when receiving data (known as the downstream rate) and from 16 to 640 Kbps when sending data (known as the upstream rate). Although the present capabilities of ADSL are not particularly well-suited to providing business-class service, its declining prices could make it more attractive in the SME and SOHO sectors. SDSL, short for Symmetric Digital Subscriber Line, supports data rates up to 3 Mbps. SDSL sends digital pulses in the high-frequency area of telephone wires and cannot operate simultaneously with voice connections over the same wires. SDSL is symmetric because it supports the same data rates for upstream and downstream traffic. ADSL is more popular in North America for SMEs, SOHOs and consumers, whereas SDSL is being targeted primarily at higher-end enterprise locations.

DSL technologies use sophisticated modulation schemes to pack data onto copper wires. They are sometimes referred to as last-mile or access technologies because they are used only for connections from a telephone switching station to a home or office, not between switching stations. Distance from the local switching station generally must be less than 18,000 feet in order to operate, but needs to be significantly closer in order to achieve optimum performance rates.

Cable modems: A cable modem is a modem that is designed to operate over cable television lines. Because the coaxial cable used by cable television provides much greater bandwidth than telephone lines, a cable modem can provide extremely fast access to the Internet. Nevertheless, the current topology of cable systems is based on a ring architecture, with many end-users sharing bandwidth with a single central node. This architecture causes transfer rates to vary significantly based on unpredictable traffic on the ring, and therefore optimal transfer speeds of 2-3 Mbps cannot be guaranteed.

Cable broadband services may be asymmetric or symmetric. Cable technology provides an estimated 55% of all broadband connections in the United States, but is typically lower in business districts, where cable systems have been deployed to a much lesser extent.

WiMAX: WiMAX is the name commonly given to the IEEE 802.16 standard that provides data rates of between 1 Mbps and 75 Mbps. WiMAX will be completed in 2006. This standard is a specification for fixed broadband wireless metropolitan access networks, or MANs, that use a point-to-multipoint architecture and support very high bit rates in both uploading to and downloading from a base station up to 30 miles away. MANs typically handle such services as VoIP, IP connectivity and TDM voice and data. In addition to the current 802.16 standard, a mobile version is being developed, which is expected to be completed in 2006.

HNS' network

HNS' VSATs communicate with geostationary communications satellites to provide connectivity for data, voice and video services to its customers. HNS offers network services to its customers on its own infrastructure as a turnkey service. In addition, HNS offers network services to its Enterprise customers on dedicated networking facilities located on their own premises, or on dedicated hub equipment at HNS' hub facilities, in each case as an added option. The percentage of enterprise sites on HNS' shared hub services is over 70%. HNS' network consists of numerous user terminals which have relatively small antennas, typically 0.74m to 1.2m in diameter, and a few hub stations with large antennas that form the center of the network. VSAT networks are typically configured in a star or hub-and-spoke architecture with the user terminals communicating through a satellite directly with a single hub terminal. The hub, which includes the NOC, routes data between the VSAT users and either the customers' data centers or the Internet.

HNS owns and operates shared hubs in Germantown, Maryland, Detroit, Michigan and Las Vegas, Nevada to serve its North American markets, a hub in Griesheim, Germany to serve its European, African and Middle Eastern markets, a hub in Sao Paulo, Brazil to serve its Latin American markets and a hub in New Delhi, India to serve its Indian markets. HNS uses these hubs to aggregate customer traffic at central locations that can serve large regions, such as North America or Europe. HNS also has several business partners that cooperate with it to serve specific international markets on their own hubs. HNS' North American networking operations are designed to support its Enterprise, SME, SOHO and Consumer markets on the same infrastructure. This allows HNS to leverage its fixed operating expenses and investments in its network across all its markets, thereby reducing the costs associated with addressing individual markets and increasing the overall service margin for HNS' North American service offerings.

All of HNS' networks are controlled by a NOC that connects to the hubs and manages the transmission performance of all of the user terminals. The NOC operates 24 hours per day, 365 days per year, and has extensive network management capabilities in order to troubleshoot and maintain HNS' networks. In the United States, HNS' primary NOC is located in Germantown, Maryland, with a backup NOC located in Las Vegas, Nevada. It is believed that, based on the number of users, HNS' Germantown, Maryland NOC is the largest satellite data network facility in the world, managing approximately 260,000 broadband user terminals and approximately 25,000 low data rate user terminals.

In addition to managing HNS' communications services, the NOC serves as the point of contact for customers needing assistance. From the NOC, HNS assists its customers with troubleshooting their applications as they transit its network, and HNS can determine the locations of any failures in the user terminals or the hub that affect its customers.

HNS' network is designed to provide very high service availability. HNS has outfitted each hub with fully redundant equipment ensuring backup in the event of a failure. To minimize the impact of a transponder failure on its customers, HNS limits the number of transponders it leases per satellite. HNS offers its customers the opportunity to purchase backup of their network by using multiple hub locations and alternate backup satellites to maintain their network performance in the event of a major failure. For those users who have purchased HNS' optional dial backup capability, their network services may be restored via the public phone network. In addition, the satellites on which HNS leases capacity typically have their own internal redundancy in order to ensure that failures within the satellite will not cause service outages. If there is a malfunction that renders the satellite completely inoperable, HNS' FSS providers will supply replacement capacity or HNS will utilize existing capacity from another satellite to restore service, to the extent backup equipment is not available. HNS constantly monitors its network capacity, and in the event of a satellite failure HNS can reallocate its resources in order to ensure that its customers have continued network access. Failure by HNS to meet these standards will generally result in a pro-rated credit being applied to its customers' contracts. HNS leases transponder capacity primarily from seven major FSS providers globally and typically contract for transponder capacity from each of them for a period of three or five years. HNS continually manages its satellite capacity needs and match capacity purchases with its near-term projected customer growth. HNS forecasts future requirements based on its business projections and arrange to utilize the capacity as these customers contract with HNS for service. In addition, HNS pools satellite capacity for its SME, SOHO and consumer customers, thus optimizing the mix of these customers to achieve efficiencies while maintaining service levels. Certain of HNS' enterprise VSAT customers also operate in the shared pool of capacity, while for others it purchases dedicated capacity on terms that match the length of the contract it has with the particular customer.

HNS' hubs in Germantown, Maryland and Las Vegas, Nevada provide connectivity to customers in its Consumer VSAT business. Some of the transponder capacity HNS leases is shared between its North American enterprise and consumer customers as the two customer sets tend to have different usage characteristics (for example, daytime versus evening usage). This allows HNS to obtain additional efficiencies on its space segment expense.

Overview of HNS' principal businesses

HNS principally operates in the VSAT market which it divides across distinct business lines. HNS' VSAT businesses consist of the North American Enterprise VSAT business, the international Enterprise VSAT business and the Consumer VSAT business. HNS' other businesses consist of the Mobile Satellite business and the Carrier Networks business. Due to the complementary nature and common architecture of HNS' products and services across its business lines, it is able to leverage its expertise and resources within its various operating units to yield significant cost efficiencies.

VSAT Business

North American Enterprise VSAT business

Business overview

HNS' North American Enterprise VSAT business offers complete turnkey solutions to large enterprises, SMEs and SOHOs, including program management, installation, training and support services. This is particularly important to its large enterprise customers who depend on it for national or regional service. HNS' VSAT networks enable its customers to improve service quality, productivity, cost control, decision-making and many other facets of operational management by enabling them to gain access to up-to-date information anywhere and anytime. All links across HNS' networks are digitally protected to provide its customers with high levels of security. In addition to providing hardware and related services, HNS also provides shared-hub services which give its customers the opportunity to own their own private networks without having to invest in hub equipment or the resources necessary for the day-to-day operations of the network. As of December 31, 2004, HNS' North American Enterprise operations had approximately 220,000 sites in service. In 2003, HNS had an approximately 78% share of the North American VSAT market based on the number of terminals shipped.

HNS provides customized solutions to meet the unique demands of the various vertical markets it serves. For example, following a recent merger in the oil and gas industry it was able to rapidly integrate two large and distinct networks containing thousands of dispersed sites while maintaining full operational functionality. HNS' North American Enterprise operations generated revenues of $348.3 million in 2004.

Customers

HNS targets large-scale enterprises, SMEs and SOHOs with its wide range of innovative and scalable network solutions. HNS' customer base consists of more than 200 large enterprises, including Fortune 1000 companies across a variety of sectors. These include industry leaders in the automotive, energy, hospitality, retail and services industries. HNS' large enterprise customers typically enter into non-cancelable contracts with an average duration of three to five years that include commitments for specific levels of service and bandwidth, as well as bundled packages consisting of hardware, services and capacity across its network that is tailored specifically to their needs. HNS also provides its services to more than 40,000 SME and SOHO customers, who generally purchase individual subscription services. Typically, HNS' SME customers enter into non-cancelable contracts for 24 to 48 months, while its SOHO customers enter into non-cancelable contracts for 15 months. In some contracts, the customer can terminate for convenience. If this right is exercised, the customer is required to pay HNS the contract price up to date and the actual cost of work in progress. Most customer contracts are non-cancelable because they are without termination provisions. Under these contracts, the customer is obligated to perform to the end of the contract's term or face termination fees.

HNS' shared-hub operations enable it to provide smaller networks in a cost-effective manner by giving certain customers the ability to share HNS' remote terminal infrastructure. For example, HNS' mall-based services, which have been rolled out to over 4,000 stores in approximately 1,000 malls across the United States, operate through VSATs that are installed on the roofs of shopping malls and centers. In this configuration, each VSAT acts as a node from which several stores are served for low-volume applications such as credit card authorization.

Certain of HNS' customers in the VSAT enterprise market require that it enters into service level agreements, or SLAs, pursuant to which HNS guarantees certain levels of service based on predetermined performance metrics. These metrics include installation and maintenance completion standards (for example, HNS will agree to complete its installation or maintenance on the first trip to the applicable location 95% of the time), as well as network availability guarantees (for example, a given service will be operational for 99.5% of the time for each month of the contract). Failure by HNS to meet these standards will generally result in a credit being applied to its customer's account, with the amount of the credit varying according to the performance metric.

HNS' networking capabilities have also attracted a strong franchisee customer base that includes Wendy's International, Inc., KFC Corporation, Taco Bell Corp., Pizza Hut, Inc. and Domino's Pizza, LLC. HNS provides these customers with a complete solution to enhance internal sales activities, develop brand-specific IP credit solutions, build secure branded web sites and launch successful sales campaigns.

Services and products

Services. HNS offers the following services to its North American Enterprise customers:

         Access/Connectivity. HNS provides an array of cost-effective broadband connectivity solutions. These services are comprised of basic transport, Internet connectivity from its hubs, and ISP services. Layered on top of these basic services is HNS technology that supports the acceleration of data across its network and enables secure multicast/broadcast services. Specific examples include two-way, always-on, high-speed Internet access, VPNs that provide highly secure remote network solutions, multicast file delivery and multicast streaming, which involve the delivery of high-quality, full-screen, full-motion video and true audio, Wi-Fi access that allows customers to enable hot spots for high-speed Internet access, and satellite backup for frame relay service and other terrestrial networks.

         Network Services. HNS differentiates itself by providing a one-stop turnkey suite of bundled services that include network design, implementation planning, terrestrial backhaul provisioning, rollout and installation, ongoing network operations, help desk and onsite maintenance. Network services include program management, installation management, network and application engineering services, network operations, field maintenance and customer care.

         Hosted Applications. HNS' network topology scales and adapts to a customer's changing requirements. Since customer traffic is always routed through a hub, it is very efficient for hubs to host customer-owned and managed applications or provide to the customer application services developed by HNS or in conjunction with its service partners. Examples of hosted applications include online payments, online learning, and VoIP.

         Customized Business Solutions. HNS provides customized, industry-specific enterprise solutions that can be applied to multiple businesses in a given industry. Current business solutions are targeted at the following application sectors: restaurants, convenience stores, banking and financial services, retail, oil and gas, automotive, healthcare, education, telecommuters, ISPs and telecommunication service providers. HNS has begun marketing similar multimedia applications to other customers.

Products. Through evolving technology and manufacturing processes, HNS pursues a strategy of continuous product development in order to offer broadband satellite systems that provide the features demanded by its markets at competitive prices. HNS' remote satellite terminals consist of a satellite modem integrated with an IP router, together with an outdoor unit consisting of a satellite transceiver and antenna.

HNS' portfolio of remote satellite terminals includes the following:

         DW4020. Introduced in 2002, the DW4020 was designed for the high-end enterprise VSAT market and is a high performance, full featured terminal that supports a wide range of IP applications and devices. The DW4020 implements advanced TCP and HTTP satellite acceleration together with IP header and payload compression, and is able to provide enterprise users with fast Internet or Intranet access, as well as support for corporate data applications.

         DW6000. Introduced in 2003, the DW6000 is a cost-effective satellite terminal providing highspeed broadband access to all but the high-end enterprise VSAT market. The DW6000 integrates the features and functionality of the DW4020 into a single unit at a lower price. The DW6000 has achieved widespread market acceptance, and HNS has shipped over 170,000 units since its introduction.

         DW7000. Scheduled for release in mid-2005, the DW7000 is the next generation terminal in HNS' product portfolio. HNS developed the DW7000 by leveraging advances in transmission capabilities, processors and memory devices, and has created what is believed will be one of the most powerful high performance broadband satellite terminal to date. The DW7000 offers higher transmission speeds, increased throughput and greater bandwidth efficiency than previous products.

         DW7700. Using the same internal modem as the DW7000 and scheduled for a contemporaneous release, the DW7700 integrates additional communication interfaces required for the provision of managed services to the high-end enterprise VSAT market. These interfaces include dual Ethernet LAN ports that are separately configurable, an integrated serial port, and an integrated telephone modem port. The serial port is capable of supporting "legacy" (i.e., non-IP) serial protocols which provides an ideal solution for interfacing with credit card readers, ATM's and lottery terminals. The integral modem provides the capability to offer automatic dial-backup connectivity for those customers who demand 100% network availability. It is expected that there will be more demand for the DW7700 in its high-end enterprise markets.

Appliances. In addition to its core products detailed above, HNS has developed a series of "appliances" that connect its satellite terminals to enable additional functionality and services. These appliances have been developed to integrate other non-IP applications with HNS' systems, and include the following:

         DW1000 Multimedia Appliance. The DW1000 provides high-speed multimedia and content delivery and has a built-in digital video decoder that supports MPEG1 and MPEG2 video transmissions with output to either NTSC or PAL video ports. With its built-in hard drive, the DW1000 also performs the functions of a digital video recorder. This enables HNS' Enterprise VSAT customers to provide real-time or delayed video content for training or advertising. The DW1000 is also capable of high-speed delivery of other multicast or unicast digital content, including large software files and other common corporate data such as documentation and financial data. The DW1000 enables HNS' enterprise VSAT customers to quickly and efficiently distribute digital content simultaneously to all their corporate offices.

         DW6030 Serial Appliance. With many corporations continuing to use legacy devices such as credit card readers and ATMs, the DW6030 is designed to transport non-IP traffic over HNS'-based satellite system. The DW6030 transports and accelerates a variety of serial protocols. A key advantage of the DW6030 is that it allows customers to maintain their investment in legacy devices and applications while also supporting IP broadband for newer applications such as corporate intranets.

         DW6040 Voice Appliance. The DW6040 is targeted primarily at HNS' international VSAT market and supports VoIP telephony on its networks. The DW6040 has four ports that can connect to telephones or fax machines. The DW6040 has built-in features to efficiently transport the voice traffic over HNS' networks while maintaining a "toll quality" voice grade of service. The remote terminal, together with the DW6040, provides a low-cost solution to address the need for operators to provide telephony and data services to remote and rural areas.


Sales, marketing and distribution

HNS' distribution strategy is designed around a core sales team that has developed an extensive knowledge of its large enterprise customers business needs. The market coverage by its direct sales force is supplemented by additional distribution channels, including value-added resellers, or VARs, retail and direct marketing, in order to maximize HNS' potential customer base. HNS' North American sales and marketing operations are based at its corporate headquarters in Germantown, Maryland. HNS also maintains other regional sales offices. HNS has an experienced and adaptable sales and marketing team that executes its business plan and has an average tenure of 10 years with HNS. Within the North American region, HNS has one team that focuses on its Enterprise business and another team that focuses on its SME, SOHO and Consumer businesses.

Large Enterprise. HNS' enterprise sales and marketing team, consisting of approximately 40 sales and marketing personnel, is divided into three primary geographically-based regions. The team is responsible for generating new business from large corporations and franchise operators and for maintaining relationships with existing customers. The large enterprise sales process is a consultative process involving a skilled technical marketing and sales force and typically takes from nine to eighteen months to complete.

SME and SOHO. HNS' SME and SOHO sales and marketing team, consisting of approximately 25 sales and marketing personnel, develops and manages the indirect sales channels including VARs, sales agents and distributors and direct marketing that typically focuses on smaller businesses. The SME and SOHO sales and marketing team is also responsible for business development in new and specialized markets and for the overall development of services.

Installation and support

HNS relies on an extensive third-party installation network covering all 50 states in the United States, Canada and Puerto Rico. Its network of installation teams is required to meet certain installation guidelines which it monitors. The entire installation infrastructure is managed, supervised and approved based on HNS' certification standards. Installation services are capable of sustaining rollout rates of 3,000 to 5,000 installs per month for a single customer. HNS maintains contracts with numerous independent installers. It provides its customers with comprehensive support services, which may include a sales team that consists of a program manager, engineers and account team members. HNS also provides its customers with a customer care web portal, which allows them to open trouble tickets and track problems or failures from start to resolution. In addition, HNS' maintenance support services are provided by a third-party that has more than 170 field offices throughout North America, staffed with technicians trained in accordance with standards which it sets. Additionally, HNS' Help Desk and NOC provide 24-hour technical support. The customer service representatives at these call centers are also trained in accordance with standards which it sets. HNS currently has both in-house and outsourced support at its call center operation.

International Enterprise VSAT business

Business overview

For more than 30 years, HNS has been providing satellite communication networks and services to customers worldwide, primarily to telecom operators and the mobile satellite communication community. To date, HNS has shipped more than 170,000 VSATs to over 100 countries in its international markets, and it offers complementary services and support in many of these countries as well. HNS' products and services are particularly well-suited to many of its international markets because of the geographic dispersion of its customers as well as the lack of local infrastructure. Over the past few years as the cost of remote stations has declined, HNS has accelerated the rate of its international deployment. In addition, as with its North American markets, the trend towards national deregulation and proliferation of multinational companies investing overseas has also contributed to HNS' international expansion. HNS has also shifted its international focus from providing hardware to providing shared-hub services as well, modeled in part on its North American Enterprise business. Shared hub services are now available both via HNS' own hubs covering Europe, Brazil, Northern Africa and the Middle East, as well as through third-party and joint venture operations, such as those it has in India and China. In 2003, HNS had an approximately 32.5% share of the international VSAT market based on the number of terminals shipped.

HNS leases transponder capacity on satellites from multiple providers for its international Enterprise customers. HNS also maintains two uplink facilities, located in Griesheim, Germany and Sao Paulo, Brazil that provide ground support to its international Enterprise customers.


Customers, Products and services

HNS' international customers span a wide variety of industries and include state-owned operators as well as private businesses. HNS' product and service offerings in its international VSAT Enterprise markets are substantially similar to those in its North American Enterprise market. This enables HNS to leverage its network and system investments by providing full turnkey service operations, including installation, maintenance and hosting services.

Sales, marketing and distribution

HNS has a staff of approximately 115 international sales and marketing personnel located throughout the world, more than half of whom are compensated on a commission-based plan. HNS' international sales and marketing process is supervised and coordinated by local service entities and by a dedicated staff of approximately 15 employees located at its headquarters in Germantown, Maryland. Approximately 10 personnel are dedicated to pre-sales support, including preparation of detailed proposals, as well as the identification of markets, product definition, competitive product positioning, sales tools and marketing materials. International sales and marketing activities are performed through local sales offices. HNS currently has sales offices in Germantown, London, Griesheim, Rome, Sao Paulo, Mexico City, New Delhi, Mumbai, Bangalore, Abu Dhabi, Miami, Beijing, Shanghai, Moscow and Jakarta. In addition, depending on the need, HNS appoints sales representatives in various countries who are compensated on a commission basis.

HNS' international business pursues a multi-faceted strategy for the distribution of its products and services. HNS pursues direct and indirect marketing techniques on a global basis and it uses VARs to cover specific markets. In Europe, India and Brazil, where it has the ability to directly provide satellite communication services, HNS' primary strategy is to sell to enterprise customers, either through its own sales staff, or through HNS' VAR network. HNS' distribution network has been established to leverage a larger sales force to sell its services. In other areas, notably Africa, the Middle East, China, Japan, the Former Soviet Union, Australia, Indonesia and Malaysia, HNS has pursued a strategy of providing its infrastructure to independent third-party operators or joint ventures that in turn provide the satellite communications services to enterprise customers using its manufactured equipment. In addition, HNS also supplies dedicated systems to entities that provide for and operate their own systems. HNS pursues these dedicated systems sales using a combination of its own sales staff and its sales representative channels. Periodic training is provided to HNS' sales staff and channels through regional seminars and training sessions at its Germantown, Maryland headquarters.

Installation and support

HNS European, Indian, and Brazilian operations provide VSAT installation services for its customers through a network of third-party installers, similar to its North American installation operations, and in certain limited circumstances HNS provides installation services ourselves. In regions not covered by its services, HNS' customers provide for their own installation services. In all instances, hub equipment installation services are provided by HNS' Germantown, Maryland and India installation teams.

HNS provides hardware and software maintenance services through annual customer assistance center maintenance agreements. On-site repair of VSATs and maintenance services are provided in Europe, India and Brazil through subcontractors. In other areas, HNS' customers provide their own repair services to their end users. HNS' customer assistance center maintenance offering includes a customer assistance center that is operated 24 hours per day, 365 days per year, and that is available to its customers worldwide, as well as through regional support centers in India, Europe, China and Brazil. In addition, an on-line trouble reporting and tracking system, functionally similar to its North American counterpart, is made available to HNS' customers around the world.

Consumer VSAT business

Business overview

HNS' North American broadband Consumer VSAT business was launched in 2001. Utilizing its VSAT data networking capabilities, HNS has developed a consumer service that reaches all 50 states in the United States, Puerto Rico and parts of Canada. With the advent of competing low cost cable modem and DSL services, HNS has focused its marketing and sales efforts on the underserved markets that would be less likely to receive terrestrial broadband service. These markets include rural and suburban areas. HNS delivers broadband Internet service with an accompanying set of ISP services such as e-mail and web hosting, and it offers various service plans to appeal to particular market segments.

The user terminal for HNS' consumer customers consists of a 0.74m antenna and radio transceiver located on the roof or side of a home, and a satellite modem located indoors near the user's computer or router. HNS' third-party contractors install the user terminals for all its customers and have developed an extensive set of business processes and systems to maintain the quality and timeliness of its installations. HNS uses the hubs in Germantown, Maryland and Las Vegas, Nevada to communicate with the consumer terminals. From these locations, HNS connects directly to the public Internet and HNS hosts its ISP services. Delivery of HNS service is orchestrated by its NOC in Germantown, Maryland. HNS uses the NOC to manage user terminals and maintain the quality and performance of its service. The NOC manages network traffic, and also provides advanced engineering support to HNS' customer call centers.

HNS has made a substantial investment in its Consumer VSAT business, which has grown from a startup to achieve critical mass in four years. The profits from this business have improved as a result of lower hardware costs and a reduction in the cost of HNS' service offerings. HNS' experience in the enterprise VSAT industry has resulted in the development of an infrastructure that is adept at dealing with and marketing to its Consumer subscriber base. HNS' Consumer business generated revenues of $159.8 million in 2004.

Customers

HNS delivers service to approximately 195,000 subscribers across North America as of March 15, 2005. Of the total subscriber base, approximately 15,000 are serviced by certain "powered by" channel partners, most notably Earthlink.

Products and services

HNS Consumer business package consists of a hardware purchase, as well as a non-cancelable 15-month service plan with a monthly service fee that varies depending on the level of service selected, and includes the following:

     o   unlimited satellite-based Internet access;
     o live technical support that is available 24 hours per day, seven days per week;
     o   up to 5 e-mail accounts;
     o   professional standard installation; and
     o   a commercial-grade antenna.

HNS modifies its service offerings from time to time to increase its sales and to provide packages that are attractive to its customers. HNS also offers a deferred hardware purchase plan that allows its customers to defer the cost of the equipment and installation over a period of 15 months.

Sales, marketing and distribution

HNS has an extensive nationwide distribution network consisting of distributors, dealers, major retailers such as Best Buy and Circuit City, and sales agents. HNS' direct marketing efforts to consumers account for approximately 60% of its' new customers. HNS' distribution channels reach across North America. Its distributors recruit and support dealers throughout the territory in their efforts to sell its services, and also coordinate installation of the equipment for all its customers.

HNS' marketing efforts are targeted at rural and suburban locations underserved by DSL and cable, and it therefore focuses on areas with significant satellite television penetration. HNS market with spot television ads and infomercials on DIRECTV, as well as through targeted direct mail campaigns. These campaigns are intended to drive customers to one of HNS' direct sales channels, such as its web site, or one of its call centers. These ads also are designed to support and promote sales through HNS' dealers and retailers.

HNS' Consumer service offering is also distributed to a smaller extent through Earthlink. HNS has a "powered by" relationship with Earthlink under which it sells hardware at a non-subsidized price and service at a discounted price. Under this "powered by" relationship, Earthlink is responsible for the marketing and sale of the equipment and service to its customers. Consequently, EarthLink "owns" the relationship with its customers and is responsible for billing and collections and the first level of customer support.

Installation and support

Consumer installation and field services are provided by a network of third-party contractors and dealers that are trained and certified by HNS. HNS' installation services are managed and tracked on a web-based work order management system that provides the visibility and accountability to manage a customer's installation and trouble resolution. Its installers and service contractors must complete a certification program and their work is subject to quality control audits.

HNS has engaged several companies to provide call center support for its customers. These call centers are located in the United States and India. They are organized to handle calls from HNS' customers regarding service, billing and installation support. These centers are supervised by HNS' customer service organization and they process most consumer calls. HNS has a staff of technical support personnel that assist these centers with difficult or unusual problems.

Other businesses

HNS considers both its Mobile Satellite and Carrier Networks businesses to be strategic markets that have significant advantages. Neither business requires substantial operating cash or further investments, and both are low fixed cost operations.

Mobile satellite

HNS' Mobile Satellite business provides turnkey satellite ground segment systems for voice, data and fax services to customers that include Thuraya, Inmarsat and Mobile Satellite Ventures. The Mobile Satellite business is conducted on a competitively contracted basis, typically through large, multi-year contracts. Typically, the operator issues a Request For Proposal to multiple vendors who respond with appropriate solutions, prices and contract terms. The operator then reviews these proposals and selects a preferred vendor to negotiate with a multi-year, turnkey, development and deployment contract. The contract includes all of the ground segment which consists of the earth station and network operation systems. In addition, the contract also requires development and supply of low-cost portable terminals for voice and data services.

For example, HNS' original contract with Thuraya included the entire ground segment, user terminals, system integration services. Since beginning operational service in January 2002, Thuraya has attracted approximately 220,000 customers and HNS has shipped over 325,000 subscriber terminals. As a result of Thuraya's expansion HNS was awarded expansion contracts at the beginning of 2004 for the design and delivery of a new voice gateway for expanded voice coverage and a new packet data gateway that will provide packet data services in the current area of coverage.

HNS will continue to develop and leverage its satellite communication expertise in the Mobile Satellite business on an opportunistic basis. HNS does not anticipate significant expansion in the Mobile Satellite business, but will continue to assess opportunities on a project by project basis. Moreover, the Mobile Satellite business has been and will continue to be a complementary part of HNS' core VSAT business since the base VSAT technology and engineering teams support its mobile satellite efforts, which in turn contributes to advancing its technology in the VSAT arena with customer funded programs.

Carrier networks

HNS has developed a broadband family of products for point-to-multipoint microwave radio network systems, or PMPs, that enable operators to enter the local Telco exchange business market quickly, cost-effectively, and competitively. Operators employing HNS' system can offer bundled multimedia services that include voice and high-speed data for both local access and/or for cellular cell site backhaul links to the mobile switching centers.

HNS' broadband PMP microwave systems have been deployed in North America, Latin America, Europe and Asia. Current customers include:

    o    Nokia OEM supply relationship;
    o    T-Mobile PTC/ERA (Poland);
    o    WIND (Italy) and Vodafone Omnitel (Italy);
    o    Broadnet (Czech) and Star 21 (Czech);
    o    XO Communications (U.S.);
    o    Impsat (Peru and Columbia); and
    o    Tata Teleservices Maharashtra Ltd. (India).

HNS' current contracts require it to either supply equipment along with support services on a turnkey basis, or simply supply equipment to the end customers or its distributors. Typically contracts range from one to five years for the supply of equipment with up to eight years of maintenance services. HNS does not anticipate significant expansion in the Carrier Networks business, but will continue to assess opportunities on a project by project basis.

SPACEWAY

SPACEWAY will represent a next generation Ka-band broadband satellite system, with a unique architecture for broadband data communications. Designed for maximum operational flexibility, the system will use an advanced architecture and technologies to achieve greatly enhanced data communication capabilities and efficiencies, including the following:

     o A fast packet switch and on-board processor which enables, for the first time, direct user-to- user communication at broadband speeds;
     o A phased array downlink antenna with dynamic beam forming capability, enabling maximum frequency re-use;
     o 10 Gbps of gross capacity (approximately 10 times the capacity of an existing Ku-Band satellite), which reduces data transport costs to a fraction of the cost of today's systems; and
     o The SPACEWAY satellite operates in the Ka-band which, along with the above technological innovations, allows SPACEWAY to support transmission speeds up to 10 times faster than today's typical VSATs.

All interfaces to the SPACEWAY system will be standard IP giving it the capability to integrate seamlessly with terrestrial networks. It is believed that SPACEWAY will allow HNS to address a larger market, reduce transponder leasing costs and significantly improve margins. By operating as a vertically integrated business (i.e., owning and controlling directly the space segment), it is expected that HNS will be more competitive against terrestrial systems. The SPACEWAY system will allow VSAT services to compete with DSL, cable and frame relay at speeds up to and including 2 Mbps, and SPACEWAY-based Internet access will support both symmetric and asymmetric services, thereby enhancing HNS' ability to address untapped new markets for satellite data networking services.

In connection with the Acquisition, HNS acquired the SPACEWAY 3 satellite which is currently being manufactured by Boeing and its related satellite control facilities, network operations center facilities, certain other ground facilities and equipment and intellectual property rights as well as rights to purchase an additional SPACEWAY satellite to be manufactured by Boeing in the future. DIRECTV determined the fair value of the remaining SPACEWAY assets to be $85.0 million. The transaction did not include rights to the first two satellites designed for the SPACEWAY program which have been redeployed to support DIRECTV's direct-to-home satellite broadcasting business. HNS will be given the opportunity, at its cost and expense, to conduct system testing on either or both of DIRECTV's SPACEWAY satellites, for an aggregate amount of at least 30 testing days. HNS plans to launch its SPACEWAY satellite in late-2006 and to introduce service on SPACEWAY in 2007.

HNS' approach to the market for SPACEWAY services can be characterized as follows:

Significant expansion in business from SME and SOHO customers. SPACEWAY will deliver a range of cost effective and high quality services, from Internet Access to small private networks to these customers, many of whom are in locations underserved by terrestrial broadband technology.

Expansion of consumer VSAT customer base. SPACEWAY will enable the transition of the consumer customer base through new additions and product upgrades. Beginning with expected rollout of SPACEWAY service in 2007, all new Consumer customers will operate over SPACEWAY, effectively eliminating the third-party expense of transponder leasing for this customer base over time.

Expansion of business offerings with large enterprises. As SPACEWAY will support higher data rates and offer direct user-to-user network connectivity, HNS will have the opportunity to offer services such as Frame Plus, IP Plus and Direct Connect that could expand its offerings to large enterprises. Frame Plus is a high performance enterprise service that will compete directly in the Frame Relay market by offering Committed Info Rate and burst rates. IP Plus will compete directly against IP VPNs by offering mesh connectivity in two service grades. Direct Connect provides a high quality point to point connection intended to address markets currently served by T-1 and primary rate interface, or PRI.

In addition to the SPACEWAY satellite itself, the SPACEWAY system consists of a Network Operation and Control Center, or NOCC, an end user terminal, or ST, and Satellite Control Facilities, or SCF. Both the NOCC and STs are in final stages of integration and test and are expected to be ready ahead of the actual spacecraft launch. All satellite control facilities are built and tested. Boeing Satellite Systems has been contracted for SCF operations for HNS' SPACEWAY satellite, while HNS will directly operate the NOCC.

Competition

The network communications industry is highly competitive. As a provider of data network products and services in the United States and internationally, HNS competes with a large number of telecommunications service providers. This increasingly competitive environment has put pressure on prices and margins. To compete effectively, HNS emphasizes its network quality, its customization capability, its offering of networks as a turnkey service rather than as an equipment sale, its position of a single point of contact for products and services, and its competitive prices.

HNS has encountered competition in its Enterprise business from major established carriers such as AT&T Corp., MCI, Inc., Sprint Corporation, British Telecommunications plc, France Telecom, Deutsche Telekom AG and global consortia of telecom operators and other major carriers, which provide international telephone, private line and private network services using their national telephone networks and those of other carriers. Such carriers also offer technological solutions for customer networks, including ISDN lines and frame relay networks. HNS is facing increasing competition from ground-based telecommunications service providers that use frame relay and digital network switching to provide competitive network offerings. The increase of cellular coverage and development of General Packet Radio Service, or GPRS, technology is also beginning to emerge as a competitive technology for low bit rate applications.

HNS' VSAT networks generally have an advantage over terrestrial networks where the network must reach many locations over large distances, where the customer has a "last mile" or congestion problem that cannot be solved easily with terrestrial facilities and where there is a need for transmission to remote locations or emerging markets, as discussed more fully above. By comparison, ground-based facilities (e.g., fiber optic cables) often have an advantage for carrying large amounts of bulk traffic between a small number of fixed locations. However, because of a customer's particular circumstances, the pricing offered by suppliers and the effectiveness of the marketing efforts of the competing suppliers also play a key role in this competitive environment.

The major local and regional telecom carriers also serve as resellers of HNS' products and services, and are an increasingly important distribution channel in Asia and Latin America.

HNS' principal competitors in the supply of VSAT satellite networks are Gilat Satellite Networks Ltd., which offers a full line of VSAT products and services, and ViaSat, Inc. In competing with Gilat and ViaSat, HNS emphasizes particular technological features of its products and services, its ability to customize networks and perform desired development work, the quality of its customer service and its willingness to be flexible in structuring arrangements for the customer. HNS is aware of other emerging competitors that supply networks, equipment and services. HNS also faces competition from VARs and numerous local companies who purchase equipment and sell services to local customers.

The satellite market currently has two open standards for VSAT equipment--Internet Protocol over Satellite, or IPoS, which is HNS' own standard and is recognized by the European Telecommunications Standards Institute, or ETSI, in Europe and the Telecommunications Industry Association in the United States, and Digital Video Broadcast--Return Channel by Satellite, or DVB-RCS, which is also recognized by the ETSI. There are several manufacturers providing and supporting DVB-RCS, and some manufacturers are considering IPoS. Other companies offer technologies that could be standardized, such as DOCSIS by ViaSat.

HNS faces competition for its North American consumer satellite Internet customers primarily from the telecommunications and other DSL and cable Internet service providers. In addition, other satellite and wireless broadband companies, such as WildBlue Communications, Inc., Clearwire LLC and StarBand Communications Inc., have launched or are planning the launch of consumer satellite Internet access that would compete with HNS in North America. Some of these competitors may offer consumer services and hardware at lower prices than HNS'. HNS anticipates increased competition with the entrance of these new competitors into its market and the increasing build-out and lowering cost of DSL and cable Internet access across North America.

Government regulation

The provision of international telecommunications is highly regulated. HNS is required to comply with the laws and regulations of, and often obtain approvals from, national and local authorities in connection with most of the services that it provides. As a provider of communications services in the United States, HNS is subject to the regulatory authority of the United States, primarily the FCC. HNS is subject to the export control laws, sanctions and regulations of the United States with respect to the export of telecommunications equipment and services. Certain aspects of HNS' business are subject to state and local regulation. The FCC has preempted many state and local regulations that impair the installation and use of VSATs.

However, HNS' business nonetheless may be adversely affected by state and local regulation, including zoning regulations that impair the ability to install VSATs. In addition, HNS is subject to regulation by the national communications authorities of other countries in which it, and under certain circumstances its VARs, provide service. HNS' current intention is to have its SPACEWAY satellite subject to the licensing jurisdiction of the United Kingdom. HNS' SPACEWAY satellite will also be subject to the frequency registration process of the ITU, and to the various national communications authorities of the countries in which it will provide services using SPACEWAY. Additionally, the FCC and other national communications authorities must issue certain authorizations prior to commencement of services over the SPACEWAY satellite in their respective jurisdictions.

HNS' authorizations are subject to the laws and regulations of regulatory authorities that generally prohibit the assignment of these authorizations and often prohibit the transfer of control of these authorizations without prior governmental consent. Failure to comply with such laws or regulations may result in various sanctions including fines, loss of authorizations and denial of applications for new authorizations or for the renewal of existing authorizations.

The changing policies and regulations of the United States and other countries will continue to affect the telecommunications industry. HNS cannot predict the impact that these changes will have on its business.

Regulation by the FCC

All entities that use radio frequencies to provide communications services in the United States are subject to the jurisdiction of the Federal Communications Commission, or FCC, under the Communications Act of 1934, as amended. The Communications Act prohibits the operation of certain satellite earth station facilities, such as those operated by HNS and certain of its customers, except under licenses issued by the FCC. Changes in HNS' FCC-licensed earth station operations require license modifications that generally must be approved by the FCC in advance. The earth station licenses HNS holds are granted for ten to fifteen year terms. The FCC also has granted periodic requests by HNS for special temporary authorizations and experimental authorizations to operate new or modified facilities on a temporary basis. The FCC generally renews satellite earth station licenses routinely, but there can be no assurance that HNS' licenses will be renewed at their expiration dates, for full terms, or without adverse conditions. Applications at the FCC for new authorizations that HNS may need for new lines of business may be opposed by other companies which could delay, or prevent it from implementing, new business plans. The FCC regulates potential human exposure to radio frequency energy from satellite earth stations and it imposes license conditions on HNS that constrain the manner in which its earth stations are deployed in order to limit the potential for such exposure. Those regulations and conditions are subject to change from time to time, and HNS cannot predict the impact of any such changes on its business.

As a provider of telecommunications in the United States, HNS is presently required to contribute a fixed percentage of its revenues which are determined to be for telecommunications services to universal service support mechanisms that subsidize the provision of services to low-income consumers, high-cost areas, schools, libraries, and rural health care providers. This fixed percentage varies each calendar quarter as specified by the FCC. The FCC also regulates the amount of this universal service contribution that HNS may pass through to its customers. Because its customer contracts often include both telecommunications, which create such support obligations, and other goods and services, which do not, it can be difficult to determine which portion of HNS' revenues forms the basis for this contribution and the amount that it can recover from its customers. If the FCC, which oversees the support mechanisms, or a court or other governmental entity were to determine that HNS computed its contribution obligation incorrectly or passed through the wrong amount to its customers, HNS could become subject to additional assessments, liabilities, or other financial penalties. In addition, the FCC is currently considering substantial changes to its universal service contribution rules, and these changes could impact HNS' future contribution obligations. Any such change to the universal service contribution rules could increase or decrease HNS' costs of providing service to its customers.

The FCC requires satellite communications systems to operate in a way that does not cause harmful interference to the operation of other satellites. Currently, the FCC has before it a rulemaking proceeding that may result in a modification to a longstanding industry practice regarding network access schemes (the conventions that determine when and how remote VSAT stations communicate with the satellite). Depending on the outcome of that proceeding, the FCC could require technical changes in the way HNS operates its VSAT networks. HNS cannot predict how expensive those changes would be to implement, or what impact they would have on the provision of its services.

HNS' business is dependent on the use of satellite capacity provided to it by third parties. The companies from which HNS lease transponders hold FCC licenses and authorizations and are subject to the jurisdiction of the FCC. The failure by such a company to comply with the Communications Act or the FCC's regulations could force HNS to find alternative providers of transponder capacity. HNS cannot assure you that it would be successful in obtaining such capacity on terms that are acceptable to HNS, if at all. The FCC has authority to authorize new uses of satellite bands in which HNS operates. HNS could be adversely affected by any such new uses that result in interference into its existing services, or that otherwise adversely affect its ability to deploy VSAT networks or new services.

The FCC has asserted its authority to regulate providers of Internet services under Title I of the Communications Act. As an Internet service provider, HNS is subject to that jurisdiction. Changes in the law may prevent HNS from choosing its business partners or restrict its activities as an Internet service provider. For instance, the FCC has a pending proceeding to determine whether providers of high speed Internet access using cable modem facilities should be required to make their networks available generally to competing Internet service providers, and the United States Supreme Court is currently considering the proper regulatory classification of cable modem service used to provide high-speed access to the Internet. If cable modem service providers are required to make their networks available on a wholesale basis to unaffiliated Internet service providers against which they compete, HNS may be required to do the same. If that were to occur, HNS could be subject to increased competition in the provision of Internet access services over its own network, which could materially and adversely affect its business. It is not possible to predict whether such requirements will be adopted.

The FCC has also recently opened a proceeding to consider the obligations of broadband Internet access and VoIP service providers to comply with the requirements of the federal Communications Assistance for Law Enforcement Act, or CALEA. CALEA requires telecommunications carriers, as defined in the statute, to ensure that law enforcement agencies are able to conduct lawfully-authorized surveillance of users of their services. If the FCC requires satellite-based providers of these services to comply with CALEA, HNS may be required to makes changes in its system architecture. HNS cannot predict how expensive those changes would be to implement, or what impact they would have on the provision of its services.

Export control requirements and sanctions regulations

In the operation of HNS' business, it must comply with all applicable export control and economic sanctions laws and regulations of the United States and other countries. Specifically, the applicable United States laws and regulations include the Arms Export Control Act, the International Traffic in Arms Regulations, or ITAR, the Export Administration Regulations, or EAR, and the trade sanctions laws and regulations administered by the United States Treasury Department's Office of Foreign Assets Control of the United States Department of the Treasury, or OFAC. The export of certain hardware, technical information and services relating to satellites to non-United States persons is regulated by the United States Department of State's Directorate of Defense Trade Controls under the ITAR. Except for the transactions and related contracts addressed by the January 26, 2005 consent agreement between HNS, DIRECTV and the State Department, it is believed that HNS has obtained all of the specific State Department authorizations currently needed in order to fulfill its obligations under its contracts with non- United States entities, and it is believed that the terms of these licenses are sufficient given the scope and duration of the contracts to which they pertain.

The United States Department of Commerce's Bureau of Industry and Security, or the Bureau, also regulates most of HNS' international activities under the Export Administration Regulations. The Bureau regulates HNS' export of equipment for earth stations in its ground network located outside of the United States. It is HNS' practice to obtain all licenses necessary for the furnishing of original or spare equipment for the operation of its earth station facilities in a timely manner in order to facilitate the shipment of this equipment when needed.

HNS cannot provide services to certain countries subject to United States trade sanctions unless it first obtains the necessary authorizations from OFAC. Where required, OFAC has granted HNS the authorizations needed to provide equipment or services to United States-sanctioned countries.

Effective January 26, 2005, HNS and DIRECTV entered into a consent agreement with the State Department regarding alleged violations of the ITAR regulations involving exports and services related to the VSAT business. Under the terms of the consent agreement, DIRECTV agreed to pay a $4.0 million fine over a period of three years and HNS is required to establish and maintain a special compliance official for a period of 3 years. The special compliance official will be an independent contractor with authority to oversee matters relating to compliance with ITAR. In addition, the consent agreement requires HNS to review and improve as necessary its existing export compliance program to help it comply with the ITAR. HNS is required to spend $1.0 million over a period of three years for certain enhanced remedial compliance measures, which is expected will include the cost of the required review and improvement of its existing compliance program and the cost of establishing and maintaining the special compliance officer. This consent agreement supplements another consent agreement between DIRECTV and the State Department arising out of separate alleged ITAR violations.

HNS is currently unable to perform its obligations under certain contracts in China and Korea addressed by the January 26, 2005 consent agreement, and HNS may be liable for certain damages as a result of its nonperformance. HNS is in the process of resolving those issues with the affected customers and it does not believe such resolution will have a material adverse effect on it.

United Kingdom regulation

It is expected that the United Kingdom will be the licensing jurisdiction for its planned SPACEWAY satellite system. Satellite operators in the United Kingdom are regulated by the United Kingdom Office of Communications, known as Ofcom. Ofcom has filed at the ITU for orbital locations that HNS plans to use for its SPACEWAY satellite. Ofcom requires that HNS implement the SPACEWAY satellite system in a manner consistent with the milestones it proposed, such as for the satellite design and construction, ground segment procurement and construction, and the launch and implementation of service, that HNS' satellite control center be located in the United Kingdom or a United Kingdom overseas territory, that a license under the United Kingdom's Outer Space Act be obtained prior to launching or operating the satellite, and that a license under the United Kingdom's Telecommunications Act be obtained before interconnecting with the PSTN. HNS has not yet satisfied those requirements. While HNS has already complied with all requisite milestones to date, if it does not comply with future milestones or licensing requirements, it may not be able to obtain or maintain the necessary authority from the United Kingdom to implement its SPACEWAY satellite as proposed.

Ofcom currently has pending a proceeding in which it is considering changes in the way it authorizes satellite networks. Among other things, Ofcom is considering the possibility of (i) reassigning existing ITU filings to new licensees if an existing licensee does not implement its system in accordance with the milestones it provided to Ofcom, (ii) making additional filings at the ITU to allow different satellite operators to implement satellite systems if the existing licensee does not implement its system in accordance with its milestones, (iii) requiring that certain satellite earth station facilities be located in the United Kingdom or a United Kingdom territory that are capable of communicating with the United Kingdom licensed spacecraft, and (iv) introducing different fees and charges on United Kingdom-authorized satellite networks that allow Ofcom to recover the costs of regulating satellite networks. HNS cannot predict the impact on its planned SPACEWAY business of any such changes.

International regulation

HNS must comply with the applicable laws and regulations and, where required, obtain the approval of the regulatory authority of each country in which it, or under certain circumstances its VARs, provide services or operate earth stations. The laws and regulatory requirements regulating access to satellite systems vary from country to country. In some countries a license is required to provide HNS' services and to operate satellite earth stations. The application procedure can be time-consuming and costly in some countries, and the terms of licenses vary for different countries. In addition, in some countries there may be restrictions on HNS' ability to interconnect with the local switched telephone network. In certain countries, there are limitations on the fees that can be charged for the services HNS provides.

Many countries permit competition in the provision of voice, data or video services, the ownership of the equipment needed to provide telecommunications services, and the provision of satellite capacity to that country. It is believed that this trend should continue due to commitments by many countries to open their satellite markets to competition. In other countries, however, a single entity, often the government-owned telecommunications authority, may hold a monopoly on the ownership and operation of telecommunications facilities or on the provision of telecommunications to, from or within the country. In those cases, HNS may be required to negotiate for access to service or equipment provided by that monopoly entity, and it may not be able to obtain favorable rates or other terms.

As HNS has developed its communications network and offered services outside the United States, it has been required to obtain additional licenses and authorizations. There can be no assurance, however, that any regulatory approvals it currently holds are, or will remain, sufficient in the view of foreign regulatory authorities, that any additional necessary approvals will be granted on a timely basis, or at all, in all jurisdictions in which HNS wishes to operate, or that applicable restrictions in those jurisdictions will not be unduly burdensome. The failure to obtain the authorizations necessary to operate satellites or provide satellite service internationally could have a material adverse effect on HNS' ability to generate revenue and conduct its business as currently planned.

International Telecommunication Union frequency registration

HNS' use of orbital locations and frequencies for the planned SPACEWAY satellite is subject to the frequency registration and coordination process of the ITU. The ITU defines the rules and rights for a satellite network to use specific radio frequencies at a specific orbital location. If two or more satellite networks make technically conflicting filings at the ITU, the first network to file at the ITU generally has priority to use the specified frequencies over subsequent filers. Certain of those filings that have ITU priority may be available for use by affiliates of SkyTerra. Moreover, subsequent filers are obligated to coordinate their networks, before bringing them into service, with earlier-filed networks. In order for a satellite network to maintain its priority status at the ITU, the spacecraft must be launched and operated at the specified orbital location using the specified frequencies by certain dates.

No coordination activities have been initiated yet with respect to any of the ITU filings relating to the SPACEWAY satellite. A number of administrations have "ITU priority" over these filings by virtue of having made earlier ITU submissions for networks that could experience interference from the operation of the SPACEWAY satellite. Radio frequency coordination with those other administrations therefore may be required prior to the operation of the SPACEWAY satellite.

ITU coordination obligations may require a satellite system operator to reduce power, avoid operating on certain frequencies, launch its satellite into a different orbital location and/or otherwise modify planned or existing operations. There can be no assurance that HNS will be able to successfully coordinate its satellites to the extent it is required to do so, and any modifications it makes in the course of coordination, or any inability to successfully coordinate, may materially adversely affect HNS' ability to generate revenue.

Neither the ITU specifically, nor international law generally, provides clear remedies if the ITU coordination process fails or if a satellite network is operated in a manner that causes interference to another satellite network. Moreover, because only nations, and not individual companies, have full standing as ITU members, HNS must rely on the government sponsoring its filing to represent its interests before the ITU, including obtaining rights to use orbital locations and resolving disputes relating to the ITU's rules and procedures.

Intellectual property

HNS currently relies on a combination of patent, trade secret, copyright and trademark law, together with licenses, non-disclosure and confidentiality agreements and technical measures, to establish and protect proprietary rights in its products. HNS holds United States patents covering various aspects of its products and services, including patents covering technologies that enable the production of lower cost satellite terminals and that provide for significant acceleration of communication speeds and enhancement of throughput. In connection with the Acquisition, DIRECTV assigned a large number of patents and patent applications to HNS which are subject to a royalty-free, perpetual license-back to DIRECTV. DIRECTV has also licensed many of its patents to HNS and has agreed to a covenant not to assert for the remainder of its patent portfolio existing as of the closing date. In addition, HNS has granted licenses to use its trademarks to VARs worldwide and it typically retains the right to monitor the use of those trademarks, and impose significant restrictions on their use in efforts to ensure a consistent brand identity. HNS protects the proprietary rights in its software through the use of software licenses which protect the source code as confidential information and prohibit any reverse-engineering of that code.

It is believed that HNS' patents are important to its business. It is also believed that, in some areas, the improvement of existing products and the development of new products, as well as reliance upon trade secrets and unpatented proprietary know-how, are important in establishing and maintaining a competitive advantage. It is believed, to a certain extent, that the value of HNS' products and services is dependent upon its proprietary software, hardware and other technology, remaining "trade secrets" or subject to copyright protection. Generally, HNS enters into non-disclosure and invention assignment agreements with its employees, subcontractors and certain customers and other business partners. However, HNS cannot assure that its proprietary technology will remain a trade secret, or that others will not independently develop a similar technology or use such technology in products competitive with those offered by HNS.

Research & development, engineering and manufacturing

HNS has a skilled and multidisciplined engineering organization that develops its products and services. HNS' in-house technological capability includes the complete set of skills required to develop the hardware, software and firmware required in its products and services. In addition to its product development skills, over the past 30 years HNS has pioneered numerous advances in the area of wireless communication techniques and methodologies. This has resulted in the grant of over 300 patents and the adoption of HNS' techniques in numerous communication standards in both satellite and terrestrial systems.

With respect to hardware development, HNS' skill-set includes complex digital designs, radio frequency and intermediate frequency analog designs, advanced application-specific integrated circuit designs and sophisticated consumer and system level packaging designs. HNS also has extensive experience in developing products for high-volume, low-cost manufacturing for the consumer industry, including DIRECTV's set-top receivers and dual mode satellite and cellular hand sets.

As a complement to its hardware manufacturing operations, HNS has also developed extensive experience in designing reliable software systems as part of its telecommunication systems and services offerings. For example, HNS' VSAT product line for the enterprise market supports over 400 protocols for data communications. HNS' software engineers have also developed many large turnkey systems for its customers by designing the overall solution, implementing the various subsystems, deploying the entire network and user terminals, integrating and verifying the operational system, and ultimately training the customers' technicians and operators.

HNS' products are primarily designed and tested at its facilities in Maryland, and it outsources a significant portion of the manufacturing of its products to third parties such as Flextronics and MTI. HNS' manufacturing facilities, together with its third-party arrangements, have sufficient capacity to handle current demand. HNS continuously adjusts its capacity based on its production requirements. HNS also works with third party vendors for the development and manufacture of components integrated into its products, as well as for assembly of components for its products. HNS has implemented a multifaceted strategy focused on meeting customer demand for its products and reducing production costs. HNS' operations group, together with its research and development group, is working with its vendors and subcontractors to increase development and production efficiency in order to obtain higher component quantities at reduced prices.

Employees and labor relations

As of March 11, 2005, HNS had 1,555 employees, including 414 in engineering and research and development, 650 in business operations, 244 in operations/manufacturing, 213 in administration and 34 in corporate. Less than 45 of HNS' employees are unionized or otherwise subject to collective bargaining agreements, all of whom are located in Italy and Brazil. It is believed that HNS' relations with its employees are good.

Properties

HNS' properties consist of design centers, service facilities and sales and marketing offices, and are located in the United States, Mexico, Europe, Asia and Africa.


-------------------------------------------------------------------------------------------------------------
                                                Owned/         Square
Location                                        leased         footage    Function
-------------------------------------------------------------------------------------------------------------
Germantown, Maryland....................        Owned          311,000    Corporate headquarters - office
                                                                          and engineering lab
Gaithersburg, Maryland..................        Leased         107,500    Manufacturing, test
Gaithersburg, Maryland..................        Leased         66,500     Engineering, office space
Gaithersburg, Maryland..................      Occupancy        52,000     Warehouse
                                               license
Darmstadt, Germany......................        Leased         30,900     Corporate headquarters (Europe),
                                                                          shared hub, operations
Milton Keynes, England..................        Leased         18,000     Back office support (Europe)
Southfield, Michigan....................        Leased         15,000     Shared hub
San Diego, California...................        Leased         13,800     Engineering, sales
Las Vegas, Nevada.......................        Leased         10,000     Shared hub, backup NOCC Spaceway
Shanghai, PRC...........................        Leased          8,200     Repair, sales, marketing
Sao Paulo, Brazil.......................        Leased          3,459     Sales, marketing, operations
Rome, Italy.............................        Leased          2,700     Sales, marketing
Chicago, Illinois.......................        Leased          2,600     Sales, marketing
Edison, New Jersey......................        Leased          2,508     Sales, marketing
Beijing, PRC............................        Leased          2,100     Sales, marketing, operations
Delhi, India............................        Leased          2,000     Office
Jakarta, Indonesia......................        Leased          1,182     Sales, marketing, operations
Moscow, Russia..........................        Leased          1,081     Sales, marketing
Dubai, United Arab Emirates.............        Leased           500      Sales
Lomas de Chaputepec, Mexico.............        Leased           312      Sales
Irving, Texas...........................        Leased           280      Sales
Fort Lauderdale, Florida................        Leased           160      Sales
Miami, Florida..........................        Leased           110      Sales
Rio de Janeiro, Brazil..................        Leased           80       Sales
-------------------------------------------------------------------------------------------------------------

HNS has a network operations center in Germantown, Maryland, and it has shared hub facilities in the United States (in Germantown, Maryland, Las Vegas, Nevada and Detroit, Michigan) as well as in Germany, Brazil and India. HNS performs network services and customer support functions 24 hours a day, 7 days a week, 365 days a year at these locations.

In addition, HNS operates sales and marketing offices in the following locations: Rio de Janeiro and Sao Paulo, Brazil; Rome, Italy; Moscow, Russia; Dubai, United Arab Emirates; Delhi, India; Jakarta, Indonesia; Beijing and Shanghai, Peoples Republic of China.

Environmental

HNS is subject to various federal, state and local laws relating to the protection of the environment, most significantly the Resource Conservation and Recovery Act, or RCRA, and the Emergency Planning and Community Right-to-Know Act, or EPCRA. HNS' Safety, Health and Environmental Affairs department manages its compliance with all applicable federal and state environmental laws and regulations.

Under the RCRA, HNS is considered a small quantity generator. As such, HNS performs weekly inspections of any waste storage areas to ensure that their integrity has not been breached, and to ensure that the waste receptacles are intact. HNS also labels all hazardous waste containers with appropriate signage identifying both the contents and the date the waste was generated, and it uses a third party waste hauler to transport and dispose of such waste. Hazardous and other waste is manifested and shipped in accordance with Environmental Protection Agency, Department of Transportation regulations, and relevant state regulations.

As required by the EPCRA, HNS files periodic reports with regulators covering four areas: Emergency Planning, Emergency Release, Hazardous Chemical Storage and Toxic Chemical Release. HNS does not maintain any quantities of extremely hazardous materials on its premises, and therefore have relatively modest reporting requirements under the EPCRA. HNS' environmental compliance costs to date have not been material and it currently has no reason to believe that such costs will become material in the foreseeable future.

Legal proceedings

In 2002, the Department of Revenue Intelligence, or DRI, in India initiated an action against a former affiliate and customer of HNS', Hughes Telecom (India) Ltd., or HTIL, relating to alleged underpayment of customs duty and misclassification of import codes. The DRI action was also directed against HNS and other HTIL suppliers whose shipments are the focus of that action. HTIL, renamed Tata Teleservices (Maharashtra) Ltd., or TTML, after the Tata Group purchased HNS' equity interest in December 2003, is the principal party of interest in this action. HNS, together with the other named suppliers, is potentially liable for penalties in an amount of up to five times the underpayment of duty if it is found to have aided HTIL in avoiding duty. In connection with HNS' sale to the Tata Group, HNS did not indemnify TTML in relation to its own potential liability in this matter. Currently, the parties have filed replies to the DRI's allegations and are involved in procedural actions to determine jurisdiction.

In addition, HNS is involved in periodic litigation in the ordinary course of its business alleging intellectual property infringement claims, product liability claims, property damage claims, personal injury claims, contract claims, employment related claims and worker's compensation claims. HNS does not believe that there are any such pending or threatened legal proceedings, including ordinary litigation incidental to the conduct of its business and the ownership of its properties, that, if adversely determined, would have a material adverse effect on its business, financial condition, results of operations or liquidity. However, HNS cannot assure you that future litigation will not adversely affect its business, financial condition, results of operations or liquidity.

Description of certain indebtedness

Indebtedness Pursuant to Credit Agreements executed in connection with Financing

For a description of the Credit Agreements executed by HNS in connection with the Financing, see Item 2.03 of the Form 8-K.

VSAT hardware financing

In connection with certain commercial VSAT sales, HNS enters into long-term operating leases (generally three to five years) for the use of the VSAT hardware installed at a customer's facilities. HNS has an arrangement with financial institutions to borrow against the future operating lease revenues at the inception of the operating lease. When amounts are funded under this arrangement, customer credit risk for the operating lease passes to the financial institution, the financial institution receives title to the equipment and obtains the residual rights to the equipment after the operating lease with the customer has expired. HNS retains a continuing obligation to the financing institution to indemnify it from losses that may incur (up to the original value of the hardware) from non-performance of its system. VSAT hardware borrowings outstanding at December 31, 2004 mature as follows: $44.4 million in 2005, $18.2 million in 2006, $12.8 million in 2007, $3.8 million in 2008, $1.4 million in 2009, and $0.2 million thereafter.

                                  Risk Factors

The risks and uncertainties described below are not the only ones facing HNS. Additional risks and uncertainties not presently known to HNS or us or that HNS or we currently believe are immaterial may also adversely impact HNS' business operations. If any of the events described in the risk factors below occur, HNS' business, financial condition, operating results and prospects could be materially adversely affected.

Risks related to HNS' business

     The network communications industry is highly competitive. HNS may be unsuccessful in competing effectively against other terrestrial and satellite-based network providers, in both its Enterprise and Consumer businesses.

HNS operates in a highly competitive network communications industry in the sale and lease of both its products and its services. HNS' industry is characterized by competitive pressures to provide enhanced functionality for the same or lower price with each generation of technology at the time it negotiates contract renewals with customers. HNS' results of operations reflect the need to increase its shipments and reduce its costs as unit prices decline on hardware products. HNS' Enterprise business faces competition from providers of terrestrial-based networks (such as DSL, cable modem service and IP-based
VPNs), which may have advantages over satellite networks for certain customer applications. Terrestrial-based networks are offered by telecommunications carriers and other large companies, many of which have substantially greater financial resources and greater name recognition than HNS does. The costs of a satellite network may exceed those of a terrestrial-based network, especially in areas that have experienced significant DSL and cable Internet build-out. It may become more difficult for HNS to compete with terrestrial providers as the number of these areas increase and the cost of their network and hardware services declines. HNS also competes for enterprise clients with other satellite network providers, satellite providers that are targeting the SME and SOHO markets, and smaller independent systems integrators on procurement projects. HNS' ability to compete successfully in the VSAT enterprise market is primarily driven by its ability to retain its existing customers and to identify and target new customers requiring networks utilizing the advantages of satellite technology or the features of its VSAT products at the prices it offers. In Europe, HNS faces intense competition and does not expect such competition to abate in the near future. In Asia and Latin America, the build-out of terrestrial networks has adversely impacted demand for VSAT services and regulation and inequitable access remain barriers to new business.

HNS faces competition for its North American Consumer satellite Internet subscribers primarily from DSL and cable Internet service providers. Also, other satellite and wireless broadband companies have launched or are planning the launch of consumer satellite Internet access services that would compete with HNS in North America. Some of these competitors may offer consumer and hardware services at lower prices than HNS'. HNS anticipates increased competition with the entrance of these new competitors into its market and the increasing build-out and lowering cost of DSL and cable Internet access in North America. Terrestrial alternatives do not require HNS' "external dish" which may limit customer acceptance of its products.

Failure to compete effectively within the network communications industry or failure to implement HNS' business strategy while maintaining its existing business would result in a loss of revenue and a decline in profitability. Increased competition could result in fewer enterprise contracts or renewals or fewer enterprise or consumer subscribers, increased pricing pressure and loss of market share, any of which would harm HNS' business and adversely affect its operating results. For a description of additional international competition risks, see "--HNS' foreign operations expose it to risks and restrictions not present in HNS' domestic operations."

     If HNS is unable to develop, introduce and market new products, applications and services on a cost effective and timely basis, or if HNS is unable to sell its new products and services to existing and new customers, HNS' business could be adversely affected.

The network communications market is characterized by rapid technological changes, frequent new product introductions and evolving industry standards. If HNS fails to develop new technology and keep pace with significant industry technological changes, HNS' existing products and technology could be rendered obsolete. Products in HNS' industry are generally characterized by short life cycles because of technological innovation, such as increasing data rates, and declining prices. To remain competitive in the network communications market, HNS must be able to apply financial and technical resources to develop and introduce new products, applications and services, as well as enhancements to its existing products, applications and services. For example, over the last four years, HNS has introduced two new significant product lines (the DW4000 and DW6000) in addition to other technological enhancements; HNS also intends to launch its DW7000 in the middle of 2005 and offer advanced services on SPACEWAY in 2007. Even if HNS keeps up with technological innovation, it may not meet the demands of the network communications market. For example, HNS' large enterprise customers may only choose to renew services with it at substantially lower prices or for a decreased level of service. Many of HNS' large enterprise customers have existing networks available to them and may opt to find alternatives to its VSAT services or may renew with HNS solely as a backup network. If HNS is unable to respond to technological advances on a cost-effective and timely basis, or if its products or applications are not accepted by the market, then HNS' business, financial condition and results of operations would be adversely affected.

The need to introduce and upgrade products requires large expenditures on engineering, research and development. As a stand-alone entity, HNS may not be able to devote the same amount of resources to this development effort compared to prior periods when it was a part of DIRECTV. This may make it more difficult to make the technological advances in its products necessary to compete against rival products and technologies.

     Continued negative trends and factors affecting the telecommunications industry specifically and the economy in general may result in reduced demand and pricing pressure on HNS' products and services.

Negative trends and factors affecting the telecommunications industry specifically and the economy in general over the past several years have negatively affected HNS' results of operations. For the three years ended December 31, 2002, 2003 and 2004, HNS has generated net losses of $208.1 million, $157.0 million and $1,433.5 million, respectively. HNS anticipates that it will continue to have losses due to its continued expenses for SPACEWAY and debt service burden. The telecommunications sector has been facing traumatic challenges resulting from excess capacity, new technologies and intense price competition. As a result of the build-out of capacity by telecommunications companies in the late 1990s, currently there is an actual or apparent excess network capacity. This capacity, combined with the failure of many competitors in the telecommunications sector, has contributed to price reductions by terrestrial and satellite network competitors in response to soft market conditions. In addition, weak economic conditions in the last recession resulted in reduced capital expenditures, reluctance to commit to long-term capital outlays and longer sales processes for network procurements by HNS' customers. These factors have not abated into the recovery. Finally, an overall trend toward industry consolidation and rationalization among HNS' customers, competitors and suppliers can impact its business, especially if any of the sectors HNS services or the countries or regions that HNS does business in are affected. Any future weakness in the economy or the telecommunications industry would affect HNS through reduced demand for, and pricing pressure on, its products and services, leading to a reduction in revenues and a material adverse effect on HNS' business and results of operations.

     Satellite failures or degradations in satellite performance could affect HNS' business, financial condition and results of operations.

HNS leases satellite transponder capacity from FSS providers in order to send and receive data communications to and from its VSAT networks. Satellites are subject to in-orbit risks including malfunctions, commonly referred to as anomalies, and collisions with meteoroids, decommissioned spacecraft or other space debris. In recent years, there have been several publicized satellite anomalies occurring in the global FSS fleet. Anomalies occur as a result of various factors, such as satellite manufacturing errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh space environment. There can be no assurances that the satellites HNS uses will not experience anomalies, nor that HNS will be able to obtain any backup satellite capacity sufficient for its business purposes.

Any single anomaly or series of anomalies affecting the satellites on which HNS leases space could materially adversely affect its operations and revenues and its relationships with current customers, as well as HNS' ability to attract new customers for its satellite services. Anomalies may also reduce the expected useful life of a satellite, thereby creating additional expenses due to the need to provide replacement or backup capacity and potentially reducing revenues if service is interrupted on the satellites HNS utilizes. HNS may not be able to obtain backup capacity at similar prices, or at all. See "--The failure to adequately anticipate HNS' need for satellite capacity or HNS' inability to obtain satellite capacity could harm its results of operations." In the event of a failure or loss of any of the satellites on which HNS leases capacity, HNS may relocate to another satellite provided by the satellite service provider subject to the availability of substitute equipment, and use it as a replacement for the failed or lost satellite. In the event of a satellite failure, HNS' services may be unavailable for several days to several weeks while backup in-orbit satellites are repositioned and services are moved or while HNS repositions its customers' antennas to alternative satellites. HNS experienced one of these situations in late 2004 with one satellite on which it leases transponder capacity. Any relocation to an alternative satellite will require prior regulatory approval, which may not be obtained, or obtained in a timely manner. In addition, the entities from which HNS leases transponder capacity could be severely impacted by anomalies affecting their satellites, which could result in disruption to the services they provide to HNS.

Any failure on HNS' part to perform its VSAT service contracts or provide satellite broadband access as a result of satellite failures would result in a loss of revenue, possible cancellation of HNS' long-term contracts, inability to continue with its subscription based customers, expenses to reposition customer antennas to alternative satellites and damage to HNS' reputation which could negatively impact its ability to retain existing customers or gain new business. The cancellation of long-term contracts due to service disruptions is an exception to the non-cancelable nature of HNS' contracts and such cancellation would reduce HNS' revenue backlog. Such results could be for a short period of time if alternative satellite transponder space was available or indefinitely if HNS was unable to replace any lost transponder capacity. See "--The failure to adequately anticipate HNS' need for satellite capacity or HNS' inability to obtain satellite capacity could harm its results of operations."

     The failure to adequately anticipate HNS' need for satellite capacity or HNS' inability to obtain satellite capacity could harm its results of operations.

HNS has made substantial contractual commitments for satellite capacity based on its existing customer contracts and backlog as well as anticipated future business. If future demand does not meet its expectations, HNS will be committed to maintain excess satellite capacity for which it will have no or insufficient revenues to cover its costs, having a negative impact on its margins and results of operations. For example, in 2002, HNS took a one time charge of $7.0 million in connection with the renegotiation of a contract related to excess transponder capacity. HNS' transponder leases are generally for three to five years and different leases cover satellites with coverage of different areas or other different features, so HNS cannot quickly or easily adjust its capacity payments to changes in demand. If HNS only purchases satellite capacity based on existing contracts and bookings, capacity for certain types of coverage in the future may be unavailable to it and HNS may not be able to satisfy certain needs of its customers, resulting in a loss of possible new business. At present, until launch and operation of additional satellites, there is limited availability of capacity on the Ku-band frequencies in North America. In addition, the FSS industry has seen consolidation in the past decade, and today the four main FSS providers and a number of smaller regional providers own and operate the current satellites that are available for HNS' capacity needs. The failure of any of these FSS providers or a downturn in their industry as a whole could reduce or interrupt the capacity available to HNS. If HNS is not able to renew its capacity leases, if HNS' needs for capacity increase prior to new capacity becoming available or if capacity is unavailable due to any problems of the FSS providers, HNS' business and results of operation would suffer.

     HNS faces new risks associated with its SPACEWAY satellite.

HNS currently plans to launch its SPACEWAY satellite in late 2006 and introduce service in 2007. In addition to the competitive risks for satellite network services mentioned above, if HNS is unable to successfully launch and implement SPACEWAY as a result of any of the following risks, it will be unable to realize the anticipated benefits from SPACEWAY and its financial condition and results of operations will be adversely impacted:

         o The cost of completing SPACEWAY may be more than HNS has anticipated and there may be delays in completing SPACEWAY within the timeframe it has established. In connection with the completion, launch and launch insurance of SPACEWAY, HNS may be required to spend an amount of cash in excess of what it has set aside for such purpose as part of the Acquisition and what it has budgeted. This amount is currently estimated to be $146 million. The construction and launch of satellites are often subject to delays, including satellite and launch vehicle construction delays, cost overuns, periodic unavailability of reliable launch opportunities, and delays in obtaining regulatory approvals. A significant delay in the delivery of SPACEWAY could materially adversely affect the marketing plan for, or use of, SPACEWAY and would adversely affect HNS' anticipated revenues and cash flows. If the remaining SPACEWAY construction schedule is not met, there may be even further delays because there can be no assurance that a launch opportunity will be available at the time the satellite is ready to be launched.

         o HNS currently does not have a license to launch or operate its SPACEWAY satellite and there are risks associated with obtaining required regulatory authorizations for SPACEWAY. HNS will need to obtain a license to launch and operate the SPACEWAY satellite prior to doing so. HNS' current intention is to have its SPACEWAY satellite subject to the licensing jurisdiction of the United Kingdom. HNS' SPACEWAY satellite will also be subject to the frequency registration process of the International Telecommunication Union, or ITU, and to the various national communications authorities of the countries in which HNS will provide services using SPACEWAY. The regulator in the United Kingdom, the Office of Communications, or Ofcom, has filed Ka-band orbital registrations with the ITU for the benefit and use of HNS' global SPACEWAY satellite system. The ITU registration filed on HNS' behalf has not yet, however, been coordinated with other ITU filings. A number of licensing administrations other than the United Kingdom have "ITU priority" over the filings made on HNS' behalf by virtue of their having made earlier ITU submissions for networks that could experience interference from the operation of the SPACEWAY satellite. Radio frequency coordination with those other administrations therefore may be required prior to the operation of the SPACEWAY satellite. ITU coordination activities may require a satellite system operator to reduce power, avoid operating on certain frequencies, relocate its satellite to another orbital location or otherwise modify planned or existing operations. There can be no assurance that HNS will be able to successfully coordinate its satellites to the extent it is required to do so, and any modifications HNS makes in the course of coordination, or any inability to successfully coordinate, may materially adversely affect its ability to generate revenue. This could significantly limit the services that could be provided over HNS' proposed SPACEWAY satellite. HNS' SPACEWAY satellite is intended to primarily serve North America. The United States and the regulatory authorities of other nations HNS seeks to serve must authorize the use of the SPACEWAY satellite and/or frequencies in its jurisdiction and HNS has not yet applied for or received any such authority. Finally, HNS has not yet satisfied all of the conditions that the United Kingdom would impose if HNS were to obtain a satellite license from the United Kingdom. HNS' business and financial condition and results of operation would be adversely affected by any failure by it to obtain all requisite regulatory approvals for the launch and operation of SPACEWAY, or if licenses obtained imposed operational restrictions on HNS or permitted other satellites to cause interference to SPACEWAY.

         o There are risks associated with the launch of satellites, including launch failure, damage or destruction during launch and improper orbital placement. Satellites are subject to significant operational risks relating to launch and while in orbit. Launch risks include launch failure, incorrect orbital placement or improper commercial operation. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take up to 30 months, and obtain other launch opportunities. The overall historical loss rate in the satellite industry for all launches of commercial satellites in fixed orbits in the last five years is estimated by some industry participants to be 5%. Any significant delays or failures in successfully launching and deploying SPACEWAY could have a material adverse effect on HNS' ability to generate revenues or cut costs and would adversely affect HNS' business and financial condition.

         o HNS' SPACEWAY satellite is a complex and novel design and any failure of SPACEWAY to perform as designed could have a negative result on its business plan and results. SPACEWAY is designed for higher-speed data rates and greater bandwidth per network site using Ka-band satellite transmissions based on a proprietary design by HNS working with the SPACEWAY manufacturer. If the enhanced features of the satellite design do not function to their specifications, HNS may not be able to offer the functionality or throughput of transmission service that is expected for SPACEWAY.

         o HNS intends to seek launch and in-orbit insurance for its SPACEWAY satellite but may not be able to obtain insurance on reasonable economic terms or at all. It is likely that if HNS can obtain insurance, it will not cover the full cost of constructing and launching SPACEWAY, nor will it cover business interruptions or similar losses. In addition, any satellite insurance will contain customary exclusions, salvage value provisions, large deductibles or co-payments, policy limits and material change and other conditions that could limit HNS' recovery in the event of an insurable loss. Finally, the occurrence of any anomalies on other satellites, including Ka-band satellites, or on SPACEWAY may materially adversely affect HNS' ability to insure SPACEWAY at commercially reasonable premiums, if at all.

         o HNS' SPACEWAY business plan may be unsuccessful and HNS may not be able to achieve the cost savings that are expected from the system. A failure to attract the planned customers in a sufficient number would result in HNS' inability to realize the cost savings that are expected to be achieved from the anticipated lower costs of bandwidth associated with the capacity of SPACEWAY. In addition, HNS will incur startup losses associated with the launch and operation of SPACEWAY until it acquires a sufficient number of customers.

         o HNS' SPACEWAY satellite will be subject to similar potential satellite failures or performance degradations as other satellites. In-orbit risks similar to those described above under "--Satellite failures or degradations in satellite performance could affect HNS' business, financial condition and results of operations" will apply to HNS' SPACEWAY satellite. To the extent there is an anomaly or other in-orbit failure with respect to its SPACEWAY satellite, HNS will not have a replacement satellite or backup transponder capacity and would have to identify and lease alternative satellite capacity that may not be available on economic terms or at all and this could affect its business, financial condition and results of operations. Additionally, HNS could be required to repoint the antennas of its customers, which could require new or modified licenses from regulatory authorities.

While HNS does not have any current plans to do so, depending on its business and the satellite data communications market, it is possible that HNS may in the future decide to own and operate additional satellites, whether by exercising its option for an additional SPACEWAY satellite or by developing or acquiring other satellites. Any decision by HNS to pursue the development or acquisition of additional owned satellites would subject it to risks similar to those that have been illustrated here for its SPACEWAY satellite.

     The separation from DIRECTV may require HNS to incur additional costs to operate as a stand-alone entity and HNS faces risks associated with the separation and the Acquisition.

HNS will no longer be able to rely on DIRECTV's financial support and its creditworthiness. DIRECTV often guaranteed HNS' obligations to customers or provided backup letters of credit or other similar support, and the need to provide its own letters of credit will limit the availability of HNS' revolving credit facility. Some customers may not allow the release of DIRECTV from these guarantee obligations or view the lack of continued DIRECTV financial support as a negative factor in deciding whether to choose HNS' products over its competitors' products. In addition, pursuant to the terms of the contribution agreement, HNS will be required to indemnify DIRECTV in the event that DIRECTV is required to make any payments under these guarantee or other credit support obligations. Any of these events could have a significant adverse effect on HNS' financial condition and results of operations.

As a stand-alone entity, HNS will have to provide for certain services, including its own tax advisory services, treasury/cash management operations, risk management, internal audit functions, employee benefits and business insurance. Previously, these services were provided, at least in part, by DIRECTV. In addition, HNS will be required to implement financial and disclosure control procedures and corporate governance practices that are in compliance with the Sarbanes-Oxley Act of 2002 and related SEC rules. For example, HNS will need to develop its own accounting and financial capabilities, including the establishment of an internal audit function and design and implementation of internal control policies and procedures. Failure to quickly establish the necessary controls and procedures would make it difficult to comply with SEC rules and regulations with respect to internal control and financial reporting. Further, the actual costs of providing these services could exceed HNS' expectations, which could have an adverse effect on its financial condition and results of operations.

     HNS may face difficulties in obtaining regulatory approvals for its provision of telecommunications, and HNS may face changes in regulation, each of which could adversely affect its operations.

The provision of international telecommunications is highly regulated. HNS is required to obtain approvals from national and local authorities in connection with most of the services that HNS provides. As a provider of communications services in the United States, HNS is subject to the regulatory authority of the United States, primarily the FCC. HNS is subject to the export control laws, sanctions and regulations of the United States with respect to the export of equipment and services. Certain aspects of its business are subject to state and local regulation. In addition, HNS is subject to regulation by the national communications authorities of other countries in which HNS, and under certain circumstances its VARs, provide service.

While the governmental authorizations for HNS' current business generally have not been difficult to obtain in a timely manner, the need to obtain particular authorizations in the future may delay HNS' provision of current and new services. Moreover, the imposition by a governmental entity of conditions on its authorizations, or the failure to obtain authorizations necessary to launch and operate satellites or provide satellite service, could have a material adverse effect on HNS' ability to generate revenue and conduct its business as currently planned. Violations of laws or regulations may result in various sanctions including fines, loss of authorizations and the denial of applications for new authorizations or for the renewal of existing authorizations.

Future changes to the regulations under which HNS operates could increase its costs or make it easier or less expensive for its competitors to compete with HNS.

     HNS' international sales and operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect its operations.

HNS must comply with all applicable export control laws and regulations of the United States and other countries. United States laws and regulations applicable to HNS include the Arms Export Control Act, the International Traffic in Arms Regulations, or ITAR, the Export Administration Regulations and the trade sanctions laws and regulations administered by the Office of Foreign Assets Control of the United States Department of the Treasury, or OFAC. The export of satellite hardware, services and technical information with military or dual-use applications to non-United States persons is regulated by the United States Department of State's Directorate of Defense Trade Controls under ITAR. The United States Department of Commerce's Bureau of Industry and Security also regulates most of HNS' international activities under the Export Administration Regulations. In addition, HNS is subject to the Foreign Corrupt Practices Act, or FCPA, that, generally, bars bribes or unreasonable gifts to foreign governments or officials.

In January 2005, DIRECTV and Hughes Network Systems, Inc. entered into a consent agreement with the State Department regarding violations of the ITAR regulations involving exports of technology related to the VSAT business primarily to China but also to several other countries. This consent agreement applies to HNS after the Transactions. As part of this agreement, DIRECTV paid a $4.0 million fine, one of HNS' subsidiaries was debarred from conducting certain international business until at least May 2005, at which point it can seek reinstatement, and HNS is required to enhance its compliance program to avoid future infractions. Also as part of the same consent agreement a civil penalty of $1.0 million was assessed against HNS, which it is required to use for enhancing compliance measures. This amount will be applied by HNS to its compliance program over a three-year period. HNS is currently unable to perform its obligations under certain contracts in China and Korea addressed by the January 26, 2005 consent agreement and may be liable for certain damages as a result of its nonperformance. This consent agreement supplemented another consent agreement of DIRECTV in March 2003, arising out of separate violations of ITAR. Further violations of laws or regulations may result in significant additional sanctions including fines, more onerous compliance requirements, more extensive debarments from export privileges or loss of authorizations needed to conduct aspects of HNS' international business. A future violation of ITAR or the other regulations enumerated above could materially adversely impact HNS' business, financial conditions and results of operations.

     HNS' future success depends on its ability to retain its key employees.

HNS is dependent on the services of its senior management team to remain competitive in its industry. The loss of one or more members of its senior management team could have an adverse effect on HNS until qualified replacements are found. There can be no assurances that these individuals could quickly be replaced with persons of equal experience and capabilities. In addition, technological innovation depends, to a significant extent, on the work of technically skilled employees. Competition for executive, managerial and skilled personnel in HNS' industry is intense. It is expected that HNS will face continued increases in compensation costs in order to attract and retain senior executives, managers and skilled employees, especially if the current job economy improves. HNS may not be able to retain its existing senior management, fill new positions or vacancies created by expansion or turnover or attract or retain the management and personnel necessary to develop and market its products. HNS does not maintain key man life insurance on any of these individuals.

     HNS' lengthy sales cycles could harm its results of operations if these sales are delayed or do not occur.

The length of time between the date of initial contact with a potential customer and the execution of a contract with the potential customer may be up to two years, particularly for complex procurements of HNS' VSAT systems. During any given sales cycle, HNS may expend management resources in advance of the expected revenue from these contracts, resulting in a negative impact on its operating results if the sale is delayed or does not occur and the opportunity cost of having foregone alternative business prospects.

     Because HNS depends on being awarded large-scale contracts in competitive bidding processes, losing a modest number of bids could have a significant adverse impact on its operating results.

In 2004, approximately 63% of HNS' sales revenue was derived from large-scale VSAT network contracts that were awarded to it following competitive bidding. These large-scale contracts can involve the installation of between 500 and 16,000 VSATs. The number of major procurements for VSAT-based networks in any given year is limited and the competition is intense. Losing a modest number of such bids each year could have a significant adverse impact on HNS' operating results.

     HNS' foreign operations expose it to risks and restrictions not present in its domestic operations.

HNS' operations outside North America accounted for 31.7% of its revenue for the year ended December 31, 2004, and HNS' foreign operations are expected to continue to represent a significant portion of its business. HNS has operations in Brazil, China, France, Germany, India, Indonesia, Italy, Mexico, the Russian Federation, South Africa, the United Arab Emirates and the United Kingdom, among other nations, and over the last 15 years has sold products in over 100 countries. Foreign operations involve varying degrees of risks and uncertainties inherent in doing business abroad. Such risks include:

         o Complications in complying with restrictions on foreign ownership and investment and limitations on repatriation. HNS may not be permitted to own its operations in some countries and have to enter into partnership or joint venture relationships. Many foreign legal regimes restrict its repatriation of earnings to the United States from its subsidiaries and joint venture entities. HNS may also be limited in the ability to distribute or access its assets by the governing documents pertaining to such entities. In such event, HNS will not have access to the cash flow and assets of its joint ventures.

         o Difficulties in following a variety of foreign laws and regulations, such as those relating to data content and employee welfare laws. HNS' international operations are subject to a host of different jurisdictions' laws that may differ significantly from United States law. For example, local political, moral or intellectual property law may hold HNS responsible for the data that is transmitted over its network by its clients. Also, other nations have more stringent employee welfare laws that guarantee perquisites that HNS must offer. For example, if HNS undertakes restructuring in its European operations, it may face higher severance and other costs due to statutory employee welfare requirements. Compliance with these laws may lead to increased operations costs, loss of business opportunities or violations that result in fines or other penalties.

         o HNS faces significant competition in its international markets. Internationally, HNS has traditionally competed for VSAT hardware and services primarily in Europe, Brazil, India and China and focused on hardware sales in other regions. In Europe, HNS faces intense competition which is not expected to abate in the near future.

         o Changes in exchange rates between foreign currencies and the United States dollar. HNS conducts its business and incurs costs in the local currency of a number of the countries in which it operates. Accordingly, its results of operations are reported in the relevant local currency and then translated to United States dollars at the applicable currency exchange rate for inclusion in its financial statements. Because HNS' foreign subsidiaries and joint ventures work in foreign currencies, fluctuations in currency exchange rates have affected, and may in the future affect, the value of profits earned on international sales. In addition, HNS operates its business in countries that historically have been and may continue to be susceptible to recessions or currency devaluation, including Argentina and Indonesia in recent years.

         o Greater exposure to the possibility of economic instability, the disruption of operations from labor and political disturbances, expropriation or war. As HNS conducts operations throughout the world, it could be subject to regional or national economic downturns or instability, labor or political disturbances or conflicts of various sizes. Any of these disruptions could detrimentally affect HNS' sales in the affected region or country or lead to damage to, or expropriation of, its property or danger to its personnel.

         o Competition with large or state-owned enterprises and/or regulations that effectively limit HNS' operations and favor local competitors. Many of the countries in which HNS conducts business have traditionally had state owned or state granted monopolies on telecommunications services that favor an incumbent service provider. HNS faces competition from these favored and entrenched companies in countries that have not deregulated. The slower pace of deregulation in these countries, particularly in Asia and Latin America, has adversely affected the growth of HNS' business in these regions. o Customer credit risks. Customer credit risks are exacerbated in foreign operations because there is often little information available about the credit histories of customers in the foreign countries in which HNS' operate.

     HNS is dependent upon suppliers of components, manufacturing outsourcing, installation and customer service, and its results of operations may be materially affected if any of these third party providers fails to appropriately deliver the contracted goods or services.

HNS is dependent upon the third party products and services provided to it, including the following:

         o Components. A limited number of suppliers manufacture some of the key components required to build HNS' VSATs. There can be no assurance of the continuous availability of key components and HNS' ability to forecast its component requirements sufficiently in advance, which may have a detrimental effect on supply. If HNS was required to change suppliers for any reason, it would experience a delay in manufacturing its products if another supplier was not able to meet its requirements. In addition, if HNS is unable to obtain the necessary volumes of components on favorable terms or prices, it may be unable to produce its products at competitive prices.

         o Manufacturing outsourcing. While HNS develops and manufactures prototypes for its products, HNS uses contract manufacturers, such as Flextronics Corporation, to produce a significant portion of its hardware. If these contract manufacturers fail to provide products that meet HNS' specifications in a timely manner, then its customer relationships may be harmed.

         o Installation and customer support. In North America, HNS has a network of third party installers that can deploy its hardware and its international operations also use third party installers. In addition, a portion of HNS' customer support and management is provided by offshore call centers. Since HNS provides customized services for its customers that are essential to their operations, a decline in levels of service or attention to the needs of its customers or the occurrence of negligent and careless acts will adversely affect HNS' reputation, renewal rates and ability to win new business.

     HNS' failure to develop, obtain or protect its intellectual property rights could adversely affect its future performance and growth.

HNS' success depends on its ability to develop and protect its proprietary rights to the technologies and inventions used in its products and services, including proprietary VSAT technology and related products and services. HNS relies on a combination of United States and foreign patent, trademark, copyright and trade secret laws as well as licenses, nondisclosure, confidentiality and other contractual restrictions to protect certain aspects of its business. HNS has registered trademarks and patents, and has pending trademark and patent applications in the United States and a number of foreign countries. However, its patent and trademark applications may not be allowed by the applicable governmental authorities to issue as patents or register as trademarks at all, or in a form that will be advantageous to HNS. In addition, in some instances HNS may not have registered important patent and trademark rights in these and other countries. In addition, the laws of some countries do not protect and enforce its proprietary rights to the same extent as do the laws of the United States. Accordingly, HNS might not be able to protect its proprietary products and technologies against unauthorized third party copying or use, which could negatively affect its competitive position. HNS may fail to recognize opportunities to provide, maintain or enforce intellectual property protection for its business.

Furthermore, HNS' intellectual property may prove inadequate to protect its proprietary rights, may be misappropriated by others or may diminish in value over time. Competitors may be able to freely make use of HNS' patented technology after its patents expire or may challenge the validity, enforceability or scope of its patents, trademarks or trade secrets. Competitors also may independently develop products or services that are substantially equivalent or superior to HNS' technology. It may be possible for third parties to reverse-engineer, otherwise obtain, copy, and use information that HNS regards as proprietary. If HNS is unable to protect its products and services through the enforcement of intellectual property rights, HNS' ability to compete based on its current market advantages may be harmed. If HNS fails to prevent substantial unauthorized use of its trade secrets, HNS risks the loss of those intellectual property rights and whatever competitive advantage they embody.

     Claims that HNS' products and services infringe the intellectual property rights of others could increase its costs and reduce its sales, which would adversely affect its revenue.

HNS has in the past received, and may in the future receive, communications from third parties claiming that it or its products infringe upon the intellectual property rights of others. Litigation may be necessary to determine the validity and scope of third-party rights or to defend against claims of infringement. Litigation may also be necessary to enforce HNS' intellectual property rights or to defend against claims that HNS' intellectual property rights are invalid or unenforceable. In November 2001, for example, Helius, Inc. filed suit alleging that certain of Hughes Network Systems, Inc.'s products infringe on a patent granted to Helius. Such litigation, regardless of the outcome, could result in substantial costs and diversion of resources and could have a material adverse effect on HNS' business, financial condition and results of operations. It is expected that HNS will be increasingly subject to such claims as the number of products and competitors in its industry grows.

Many entities, including some of HNS' competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that HNS currently offers or may offer in the future. In general, if a court determines that one or more of HNS' services or products infringes on valid and enforceable intellectual property owned by others, HNS may be liable for money damages and may be required to cease developing or marketing those services and products, unless it obtains licenses from the owners of the intellectual property or redesign those services and products in such a way as to avoid infringing the intellectual property rights. If a third party holds intellectual property rights, it may not allow HNS to use its intellectual property at any price, or on terms acceptable to HNS, which could materially adversely affect its competitive position. In addition, HNS' patents, trademarks and other proprietary rights may be subject to various attacks claiming they are invalid or unenforceable. These attacks might invalidate, render unenforceable or otherwise limit the scope of the protection that HNS' patents, trademarks and other rights afford. If HNS loses the use of a product or brand name, its efforts spent building that brand may be lost and HNS will have to rebuild a brand for that product, which it may or may not be able to do. Even if HNS prevails in a patent infringement suit, there is no assurance that third parties will not be able to design around its patents, which could harm HNS' competitive position.

HNS may not be aware of all intellectual property rights that its services or products may potentially infringe. Further, without lengthy litigation, it is often not possible to determine definitively whether a claim of infringement is valid. HNS cannot estimate the extent to which it may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on HNS' earnings, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. To the extent that HNS is required to pay royalties to third parties to whom it is not currently making payments, these increased costs of doing business could materially adversely affect HNS' operating results. In addition, under some of its agreements with customers, HNS is not permitted to use all or some of the intellectual property developed for that customer for other customers and in other cases, HNS has agreed not to provide similar services for their competitors. In addition, HNS' service agreements with its customers generally provide that it will defend and indemnify them for claims against them relating to its alleged infringement of third party intellectual property rights with respect to products and services HNS provides.

     If HNS is unable to license technology from third parties on satisfactory terms, its developmental costs could increase and HNS may not be able to deploy its products and services in a timely manner.

HNS depends, in part, on technology that it licenses from third parties on a non-exclusive basis and integrates into its products and service offerings. Licenses for third-party technology that HNS uses in its current products may be terminated or not renewed, and HNS may be unable to license third-party technology necessary for such products in the future. Furthermore, HNS may be unable to renegotiate acceptable third-party license terms to reflect changes in its pricing models. Changes to or the loss of a third-party license could lead to an increase in the costs of licensing or inoperability of products or network services. In addition, technology licensed from third parties may have undetected errors that impair the functionality or prevent the successful integration of HNS' products or services. As a result of any such changes or loss, HNS may need to incur additional development costs to ensure continued performance of its products or suffer delays until replacement technology, if available, can be obtained and integrated.

     If HNS' products contain defects, its product and network service contracts could be delayed or cancelled, which could significantly reduce its revenues and expose HNS to potential liability.

HNS' products and the networks it deploys are highly complex, and some of them may contain defects when first introduced or when new versions or enhancements are released, despite extensive testing and its quality control procedures. In addition, many of HNS' product and network services are designed to interface with its customers' existing networks, each of which has different specifications and utilizes multiple protocol standards. HNS' products and services must interoperate with the other products and services within its customers' networks as well as with future products and services that might be added to these networks to meet HNS' customers' requirements. The occurrence of any defects, errors or failures in its products or network services could result in cancellation of orders, a reduction in revenue backlog, product returns, diversion of HNS' resources, legal actions by its customers or its customers' end users, the issuance of credits to customers and other losses to HNS or to its customers or end users. If its products and network services do not perform their intended function, customer installations could be delayed or orders for its products and services could be cancelled, which could significantly reduce HNS' revenues. Any of these occurrences could also result in the loss of or delay in market acceptance of HNS' products and services and loss of sales, which would harm its reputation, its business and adversely affect its revenues and profitability. In addition, HNS' insurance would not cover the cost of correcting significant errors, defects, design errors or security problems.

     DIRECTV may compete with HNS in certain sectors and subject to certain conditions and after one year will retain one of HNS' marketing brand names.

While HNS has entered into a non-competition agreement with DIRECTV, DIRECTV has retained the right to compete with HNS in selling data services to consumers at all times and may compete with it in all areas after the five-year term of the non-competition agreement. In addition, while the non-competition agreement restricts DIRECTV from using its two SPACEWAY satellites for data service offerings that would directly compete with HNS, DIRECTV is not limited in such use if the video capability of its SPACEWAY satellites do not remain capable of commercial operations. Moreover, DIRECTV is not restricted from competing with HNS' business if such data services are incidental to DIRECTV's provision of a video service to an enterprise customer and are an integral part of such video service or are available as an optional add-on to such video service. In any event, DIRECTV may compete with HNS after the non-competition agreement expires in five years.

In addition, the rights to the DIRECWAY(R) brand name and any related trademark rights are being retained by DIRECTV. HNS has agreed to stop using the DIRECWAY(R) brand name and related trademark rights within 12 months of the closing of the Acquisition. As a result, HNS will need to develop a new brand name for its current VSAT products which will generate additional sales and marketing and general and administrative costs. HNS cannot yet estimate the cost of such efforts, but it may be material and may lead to lessoned customer identification for its products. It cannot be determined what effect, if any, that a new brand name will have on HNS' sales and marketing efforts.

Risks related to HNS' Term Indebtedness

     HNS' high level of indebtedness could adversely affect its ability to raise additional capital to fund its operations, limit its ability to react to changes in the economy or its industry

HNS is significantly leveraged and its total indebtedness is approximately $412.1 million.

HNS' substantial degree of leverage could have important consequences for you, including the following:

         o it may limit HNS' ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

         o a substantial portion of HNS' cash flows from operations will be dedicated to the payment of principal and interest on its indebtedness and will not be available for other purposes, including its operations, capital expenditures, investments in new technologies and future business opportunities;

         o the debt service requirements of HNS' other indebtedness could make it more difficult for it to satisfy its financial obligations;

         o HNS' revolving credit facility is at a variable rate of interest, exposing it to the risk of increased interest rates;

         o it may limit HNS' ability to adjust to changing market conditions and place it at a competitive disadvantage compared to its competitors that have less debt or more financial resources; and

         o HNS may be vulnerable in a downturn in general economic conditions or in its business, or it may be unable to carry out capital spending that is important to its growth.

     Covenants in HNS' debt agreements will restrict HNS' and our business in many ways.

HNS' new credit facilities will contain various covenants that limit HNS' ability and/or certain of its subsidiaries' ability to, among other things:

         o incur, assume or guarantee additional indebtedness;

         o issue redeemable stock and preferred stock;

         o incur liens;

         o pay dividends or distributions or redeem or repurchase capital stock;

         o prepay, redeem or repurchase debt;

         o make loans and investments;

         o enter into agreements that restrict distributions from its subsidiaries;

         o sell assets and capital stock of our subsidiaries;

         o enter into certain transactions with affiliates;

         o consolidate or merge with or into, or sell substantially all of our assets to, another person; and

         o enter into new lines of business.

In addition, HNS' new credit facilities will also contain restrictive covenants and require it to maintain specified financial ratios and satisfy other financial condition tests. HNS' ability to meet those financial ratios and tests can be affected by events beyond HNS' and our control, and no assurance can be given that HNS will meet those tests. A breach of any of these covenants could result in a default under HNS' new credit facilities. Upon the occurrence of an event of default under HNS' credit facilities, the lenders could elect to declare all amounts outstanding under its credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If HNS were unable to repay those amounts, the lenders under its credit facilities could proceed against the collateral granted to them to secure that indebtedness. HNS has pledged a significant portion of its assets as collateral under the credit facilities. In addition, we have pledged all of our equity interest in HNS as collateral under HNS' credit facilities. If the lenders under HNS' revolving credit facility accelerate the repayment of borrowings, no assurance can be given that HNS will have sufficient assets to repay its new credit facilities and other indebtedness.

                Information regarding forward-looking statements

This Exhibit 99.1 contains "forward-looking statements" that involve risks and uncertainties. Forward-looking statements include statements concerning our and HNS' plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information and, in particular, appear under the headings "Risk factors" and "Business." When used in this Exhibit 99.1, the words "estimates," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should" and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All forward-looking statements, including without limitation management's examination of historical operating trends, are based upon our and HNS' current expectations and various assumptions. Our and HNS' expectations, beliefs and projections are expressed in good faith and we and HNS believe there is a reasonable basis for them. However, management's expectations, beliefs and projections may not result or be achieved.

There are a number of risks and uncertainties that could cause our and HNS' actual results to differ materially from the results referred to in the forward-looking statements contained in this Exhibit 99.1. Important factors that could cause our and HNS' actual results to differ materially from the results referred to in the forward-looking statements we make in this Form 8-K of which this Exhibit 99.1 forms a part are set forth elsewhere in this Exhibit 99.1, including under the heading "Risk factors." As stated elsewhere in this
Exhibit 99.1, these risks, uncertainties and other important factors include, among others:

    o    competition;
    o    industry trends;
    o    technological developments;
    o    our reliance on providers of satellite transponder capacity;
    o    regulatory risks;
    o    retention of key employees;
    o    our international operations;
    o    foreign currency exchange rates;
    o    changes in demand for HNS' products and services;
    o    retention of, and claims related to, intellectual property;
    o    increases in HNS' leverage;
    o    restrictions contained in HNS' debt agreements; and
    o    changes in our ownership structure.

There may be other factors that may cause our and HNS' actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us or HNS or persons acting on our or HNS' behalf apply only as of the date of this Exhibit 99.1 and are expressly qualified in their entirety by the cautionary statements included in this
Exhibit 99.1. We undertake no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.